EXHIBIT 1

Pillar 3

Report

March 2020

Incorporating the requirements of APS330

Westpac Banking Corporation

ABN 33 007 457 141

A Westpac Little Ripper drone in flight above bushfire affected areas. A trial initiative supported by Westpac, in partnership with WIRES, is using innovative technology to assist with wildlife search and rescue.

Westpac GROUP

Pillar 3 report Table of contents

Structure of Pillar 3 report
Executive summary	3
Introduction	6
Risk appetite and risk types	7
Controlling and managing risk	8
Group structure	14
Capital overview	16
Leverage ratio	21
Credit risk management	23
Credit risk exposures	33
Credit risk mitigation	57
Counterparty credit risk	59
Securitisation	62
Market risk	72
Interest rate risk in the banking book	76
Operational risk	78
Equity risk	80
Funding and liquidity risk management	82
Liquidity coverage ratio	83
Net stable funding ratio	84
Appendices
Appendix I – Regulatory capital reconciliation	86
Appendix II – Entities included in regulatory consolidation	92
Appendix III – Level 3 entities’ assets and liabilities	95
Appendix IV – Regulatory expected loss	96
Appendix V – APS330 quantitative requirements	97
Glossary	100
Disclosure regarding forward-looking statements	105

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to '$', 'AUD' or 'A$' are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only.

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Pillar 3 report Executive summary

Key capital ratios

	31 March 2020	30 September 2019	31 March 2019
Level 2 Regulatory capital structure
Common equity Tier 1 capital after deductions $m	47,982	45,752	44,680
Risk weighted assets (RWA) $m	443,905	428,794	419,819
Common equity Tier 1 capital ratio %	10.81	10.67	10.64
Additional Tier 1 capital ratio %	2.13	2.17	2.20
Tier 1 capital ratio %	12.94	12.84	12.84
Tier 2 capital %	3.35	2.79	1.78
Total regulatory capital ratio %	16.29	15.63	14.62
APRA leverage ratio %	5.66	5.68	5.72
Level 1 Regulatory capital structure
Common equity Tier 1 capital after deductions ($m)	48,482	46,380	43,850
Risk weighted assets (RWA) ($m)	437,137	422,475	409,231
Level 1 Common equity Tier 1 capital ratio %	11.09	10.98	10.72

CET1 capital ratio movement for First Half 2020

Westpac’s CET1 capital ratio was 10.81% at 31 March 2020. The CET1 ratio was 14 basis points higher than 30 September 2019 reflecting the institutional placement and share purchase plan (which together raised $2.8 billion of capital) and earnings for the half, partially offset by payment of the final 2019 dividend and higher RWA.

Cash earnings for First Half 2020 were $993 million (22 basis point increase). Cash earnings included additional impairment charges of $1,107 million after tax in anticipation of credit losses that Westpac expects to incur from the COVID-19 pandemic. The net impact to the CET1 capital ratio of the increased impairment provisions related to COVID-19 is an 11 basis point decrease reflecting the impact to cash earnings, the reduction in regulatory expected loss deduction to nil and a higher deduction for deferred tax assets. Cash earnings were also impacted by Notable Items ($1,285 million after tax) relating to provisions and costs associated with the AUSTRAC proceedings and an increase in provisions for estimated customer refunds, payments, associated costs and litigation (29 basis point impact)1.

CET1 movement – First Half 2020

Key movements over the half were as follows:

●	Capital raised totalling $2.8 billion over the half (62 basis point increase);

●	First Half 2020 cash earnings, including notable items (22 basis point increase);

●	The 2019 final dividend payment, net of the dividend reinvestment plan (DRP) share issuance (57 basis point decrease);

●	Capital deductions and other capital movements (18 basis point increase). This mainly reflects the impact of increased impairment provisions related to COVID-19, which reduced the regulatory expected loss deduction to nil (25 basis point increase) and a higher deduction for deferred tax assets (13 basis point decrease). Other capital items increased 6 basis points primarily driven by movements in fair value on economic hedges recognised in net profit;

[1]	Notable Items impacting cash earnings for First Half 2020 includes the provision for AUSTRAC and related matters, additional provisions for estimated customer refunds, payments and associated costs and litigation.

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Pillar 3 report Executive summary

●	Ordinary RWA growth (before model changes, overlays and foreign currency translation) decreased slightly over the period (2 basis point increase); and

●	Foreign currency impacts from the appreciation of the NZ$ against the A$ (3 basis point decrease)[1].

RWA model changes and overlays increased RWA $12.3 billion leading to a 30 basis point decrease in the CET1 capital ratio. This was primarily driven by:

●	Operational Risk capital overlay of $500 million imposed by APRA following AUSTRAC’s Statement of Claim (15 basis point decrease, $6.25 billion increase in RWA);

●	An increase in IRRBB capital from plans to implement a new IRRBB model more suited to low interest rates. Until the model is finalised and approved, Westpac will include an IRRBB capital overlay of $500 million (15 basis point decrease, $6.25 billion increase in RWA);

●	Adoption of AASB 16 Leases methodology from 1 October 2019 in other assets risk calculation (8 basis point decrease, $3.3 billion increase in RWA); and

●	Model changes for a segment of the Australian mortgage portfolio and also New Zealand mortgages (8 basis point increase, $3.5 billion decrease in RWA).

Risk Weighted Assets (RWA)

$m	31 March 2020	30 September 2019	31 March 2019
Risk weighted assets at Level 2
Credit risk	369,142	367,864	362,762
Market risk	8,396	9,350	8,338
Operational risk	54,093	47,680	38,641
Interest rate risk in the banking book (IRRBB)	5,305	530	7,076
Other	6,969	3,370	3,002
Total RWA	443,905	428,794	419,819
Total Exposure at Default	1,089,104	1,054,178	1,029,817

Total RWA increased $15.1 billion or 3.5% this half mainly driven by an increase in non-credit risk RWA.

The $1.3 billion increase in credit risk RWA included:

●	A $1.1 billion increase in RWA from changes in asset quality within Australian mortgages including higher consumer delinquencies;

●	Lower lending primarily within retail products, which decreased RWA by $1.2 billion;

●	Model changes detailed above which reduced RWA by $3.5 billion;

●	Foreign currency translation impacts which increased RWA by $3.9 billion from the appreciation of the US$ and NZ$ against the A$ mainly impacting corporate and NZ mortgages; and

●	An increase in mark-to-market related credit risk and counterparty credit risk RWA of $1.0 billion mostly within corporate exposures.

A $13.8 billion increase in non-credit RWA mostly from the impact of the capital overlays and the adoption of AASB 16 detailed above. These were partly offset by a $1.0 billion decrease in market risk RWA and a higher embedded gain from lower interest rates in IRRBB RWA.

Additional Tier 1 and Tier 2 capital movement for First Half 2020

During the half, Westpac Issued US $1.5 billion of Tier 2 capital instruments (49 basis point increase) and redeemed CNY 1.25 billion of Tier 2 capital instruments (6 basis point decrease). The higher new issuance was in response to APRA’s increased total capital requirements to be met by 1 January 2024.

Exposure at Default

Exposure at default (EAD) increased $34.9 billion (or 3.3%) over the half, primarily due to higher sovereign exposures associated with increased levels of liquidity.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure2. At 31 March 2020, Westpac’s leverage ratio was 5.66%, down 2 basis points since 30 September 2019.

[1]	Reflecting the net impact of movements in the foreign currency translation reserve and RWA
[2]	As defined under Attachment D of APS110: Capital Adequacy.

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Pillar 3 report Executive summary

Liquidity Coverage Ratio (LCR)

Westpac’s LCR for 31 March 2020 calculated on a spot basis was 154% (31 December 2019: 130%). The inclusion of Westpac’s allowance of the Term Funding Facility (TFF) added 14 percentage points to the ratio. Other movements in the Group’s LCR reflect an increase in HQLA by $31.1 billion over the half, while net cash outflows (NCOs) increased by $10.2 billion. Westpac’s average LCR for the quarter was 140%1 (31 December 2019: 132%).

Net Stable Funding Ratio (NSFR)

Westpac had an NSFR of 117%2 at 31 March 2020 (31 December 2019: 112%). The inclusion of Westpac’s allowance of the TFF added 2 percentage points to the ratio. Other movements in the Group’s NSFR over the half mainly reflect a $21 billion increase in available stable funding, due to deposits (up $9 billion), wholesale funding (up $9 billion) and other (up $3 billion). Required stable funding increased by $2 billion excluding the impact of the TFF.

[1]	Calculated as a simple average of the daily observations over the quarter.
[2]	Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

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Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 31 March 2020.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●	Capital instruments under Attachment B of APS330; and

●	The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

●	A new capital instrument is issued that will form part of regulatory capital; or

●	A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1]	http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Pillar 3 report Risk appetite and risk types

Westpac’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that result in material impacts on our customers, our staff, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios.

Westpac distinguishes between different types of financial and non-financial risk and takes an integrated approach toward identifying, assessing and managing risks. The annual review of Westpac’s Risk Management Framework, which includes the Risk Management Strategy and Risk Appetite Statement, together with the establishment and monitoring of key controls through supporting frameworks and policies all play vital roles.

Overview of key risk types

●	governance – the risk that the right information does not get to the right people or governance fora in the right format and timeframe to empower decision making. It is driven by organisational structures and relationships including between the Board, management, its shareholders and other stakeholders, which leads to deficient decision making, poor accountability and ineffective structures and processes;

●	risk culture – the risk that our culture does not promote and reinforce behavioural expectations or structures to identify, understand, discuss and act on risks. This leads to ineffective risk management, poor risk awareness, risk-taking outside of risk appetite that is tolerated and a culture where key learnings are not integrated into Group-wide and customer outcomes, impeding continuous improvement;

●	strategic – the risks arising from key elements of the strategic objectives and business plans;

●	capital adequacy – the risk that the firm has an insufficient level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions (both actual and as defined for internal planning or regulatory testing purposes). This includes the risk from Westpac’s pension plans;

●	credit – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

●	funding and liquidity – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets;

●	market – the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

●	operational – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic risk;

●	conduct and compliance – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for our customers and that support market integrity;

●	cyber – the potential for loss or harm to the business and stakeholders related to the use of technology; and

●	reputational - the risk that an action, inaction, transaction, investment or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors regulators, employees or the public.

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Pillar 3 report Controlling and managing risk

We have adopted the Three Lines of Defence model to aid in holistic end-to-end management of risk, within which all employees play an active role. This necessitates co-operation between businesses and functions, such that there are no gaps in risk coverage. Effective risk management enables:

●	accurate measurement of our risk profile and to balance risk and reward within our risk appetite, optimising financial growth opportunities and mitigating potential loss or damage;

●	protection of Westpac’s depositors, policyholders, and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums;

●	delivery of suitable, fair, clear and transparent outcomes for our customers that support market integrity;

●	embedment of adequate controls to guard against excessive risk or undue risk concentration; and

●	delivery of our regulatory and compliance obligations.

The Board is responsible for approving Westpac’s risk management framework, Risk Management Strategy and Risk Appetite Statement and for monitoring the effectiveness of risk management by Westpac.

The Board has delegated to the Board Risk & Compliance Committee responsibility for establishing a view of the Group’s current and future risk position relative to its risk appetite and capital strength; review and approval of certain frameworks and policies for managing risk; and review and, where appropriate, approval of risks which may be beyond the approval discretion provided to management.

Risk management governance structure as at 31 March 2020

Board	●	approves our risk management framework, Risk Management Strategy and Risk Appetite Statement; and
	●	makes an annual declaration to APRA on risk management.
Board Risk & Compliance Committee (BRCC)	●	assists the Board to consider and approve the Westpac’s overall risk framework for managing financial and non-financial risks;
	●	reviews and recommends the Westpac Group Risk Management Framework, Risk Management Strategy and Risk Appetite Statement to the Board for approval on an annual basis;
	●	reviews and monitors Westpac’s risk profile and controls consistent with the Westpac Risk Appetite Statement;
	●	reviews and approves material frameworks, and policies for managing risk;
	●	reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO, CRO and any other officers of Westpac to whom the Board has delegated credit approval authority;
	●	monitors changes anticipated for the economic and business environment including consideration of emerging risks, and other factors considered relevant to our risk profile and risk appetite;
	●	assists the Board to make its annual declaration to APRA on risk management under APRA prudential standard CPS220 Risk Management;
	●	reviews and where appropriate approves risks beyond the approval discretion provided to management; and
	●	assists the Board to oversee compliance management within Westpac.
From the perspective of specific types of risk, the Board Risk & Compliance Committee’s role includes:
	●	credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;
	●	liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy, recovery and resolution plans and monitoring the liquidity position and requirements;

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

	●	market risk – approving key policies and limits supporting the Market Risk Management Framework and monitoring the market risk profile;
	●	operational risk – approving key policies supporting the Operational Risk Management Framework, and monitoring the performance of operational risk management and controls;
	●	conduct risk – reviewing and approving the Westpac Group Conduct Framework and reviewing and monitoring the performance of conduct risk management and controls;
	●	reputation risk – reviewing and approving the Reputation Risk Management Framework, and reviewing and monitoring the performance of reputation risk management and controls; and
	●	compliance risk – reviewing and approving the Westpac Group Compliance Management Framework and Financial Crime Risk Management Framework, supporting policies and standards and monitoring the performance of compliance and financial crime risk management and controls.
The Board Risk & Compliance Committee also:
	●	oversees and approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of Westpac’s stress testing, sets the target capital ranges for regulatory capital and reviews and monitors capital levels for consistency with Westpac’s risk appetite;
	●	provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee;
	●	reviews and approves other risk management frameworks[1] and the monitoring of performance under those frameworks (as appropriate);
	●	forms a view on Westpac’s risk culture and oversees the identification of, and steps taken to address, any desirable changes to risk culture and periodically reports to the Board;
	●	refers to the Board or any other Board Committees relevant matters that come to the attention of the Board Risk & Compliance; and
	●	in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac’s US operations.
Board Committees with a Risk Focus	Board Audit Committee (BAC)
	●	oversees the integrity of financial statements and financial reporting systems and matters relating to taxation risks.
Board Financial Crime Committee (BFC)
	●	oversees the implementation of Westpac’s Financial Crime Strategic Plan, the program of work established to support this Plan and the appointment of external experts to conduct independent reviews.
Board Remuneration Committee (BRC)
	●	oversees remuneration policies and practices of Westpac, in the context that these policies and practices reflect Westpac’s risk management framework, including making recommendations to the Board for the adjustment of variable components of remuneration for relevant employees including as a result of risk or compliance failures.
Board Technology Committee (BTC)
	●	oversees the implementation of Westpac’s technology strategy, including risks associated with major technology programs.

[1]	Additional frameworks include the Equity Risk Management Framework, Related Entity Risk Management Framework, and Insurance Risk Management Framework.

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Executive Team	Westpac Executive Team (ET)
	●	executes the Board-approved strategy;
	●	delivers Westpac’s various strategic and performance goals within the approved risk appetite;
	●	approves position statements that guide Westpac’s response to sustainability issues; and
	●	monitors key risks within each business unit, capital adequacy and Westpac’s reputation.
Executive risk committees	Westpac Group Executive Risk Committee (RISKCO)
	●	leads the management and oversight of material risks across Westpac within the context of the risk appetite approved by the Board;
	●	monitors the effectiveness of the Risk Management Framework and the execution of the Risk Management Strategy;
	●	monitors and reviews Westpac’s risk profile for all identified material risks;
	●	shapes and promotes a strong risk culture; and
	●	identifies emerging risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.
Westpac Group Asset & Liability Committee (ALCO)
	●	leads the optimisation of funding and liquidity risk-reward across Westpac;
	●	reviews the level and quality of capital to ensure that it is commensurate with Westpac’s risk profile, business strategy and risk appetite;
	●	oversees the Liquidity Risk Management Framework and key policies;
	●	oversees the funding and liquidity risk profile and balance sheet risk profile; and
	●	identifies emerging funding and liquidity risks and appropriate actions to address these.
Westpac Group Credit Risk Committee (CREDCO)
	●	reviews and oversees the Credit Risk Management Framework and key supporting policies;
	●	oversees Westpac’s credit risk profile; and
	●	identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate.
Westpac Group Market Risk Committee (MARCO)
	●	reviews and monitors the Market Risk, and Insurance Risk Management Frameworks and key market risk management policies;
	●	reviews policies and limits for managing traded and non-traded market risk; and
	●	reviews and monitors the market risk, equity risk and insurance risk profile.
Westpac Group Operational Risk Committee (OPCO)
	●	reviews and monitors the Operational Risk Management Framework and the Compliance and Conduct Risk Management Framework, and reviews and approves key supporting policies;
	●	monitors Westpac’s operational risk profile; and
	●	identifies emerging operational, compliance and conduct risks, and appropriate actions to address these.

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Remuneration Oversight Committee (ROC)
●	supporting the CEO, BRC and the Board by reviewing and approving remuneration frameworks, guidelines and short term variable reward plans underpinning the Board-approved Westpac Group Remuneration Policy from a Human Resources, Risk (including Compliance), Finance and Legal perspective and in line with external requirements;
●	assisting the BRC and the Board in fulfilling its responsibility to oversee remuneration policies and practices of Westpac in the context that these policies and practices fairly and responsibly reward individuals having regard to customer and shareholder interests, long term financial soundness and prudent risk management;
●	recommending to the CEO for recommendation to the BRC remuneration arrangements for Responsible Persons, risk and financial control employees, Material Risk Takers and other individuals whose activities may impact the financial soundness of Westpac below the Group Executive level; and
●	recommending to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of Westpac’s variable reward pool.
Prudential Reporting and Compliance Committee
●	oversees from a Group-wide perspective, Westpac’s compliance with prudential requirements and regulatory reporting;
●	oversees the effective management of prudential compliance breaches, incidents or issues including remediation actions; and
●	monitors and reviews ongoing prudential governance activities, including changes to prudential standards.
Reputation Risk Committee
●	reviews issues with material reputation risk that arise in the operations of Westpac’s business to mitigate reputation risk and detrimental customer impacts.
Westpac Group Financial Crime Risk Committee
●	oversees Anti-Money Laundering and Counter-Terrorism Financing, Anti-Bribery and Corruption, Sanctions and Tax Transparency within the context of the risk appetite approved by the Board;
●	reviews and monitors the Financial Crime Risk Management Framework, key supporting policies, programs and standards;
●	review and track key Regulator (AUSTRAC) commitments and communications;
●	monitors and oversees Westpac’s financial crime risk profile; and
●	identifies emerging financial crime risks, and appropriate actions to address these.

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Risk function	Risk Function
	●	promotes a strong risk culture;
	●	owns the design and content of the Risk Management Framework;
	●	defines the structure and coverage of risk appetite;
	●	defines the annual risk strategy to execute the Risk Management Framework ensuring the management of risks is in alignment with risk appetite and business strategy;
	●	establishes risk policies, procedures and limits;
	●	measures and reports on risk levels; and
	●	provides oversight of and direction on the management of risks.
Independent internal review	Group Audit
	●	reviews the adequacy and effectiveness of management controls over risk.
Divisional business units and Functions	Business Units and Functions
	●	responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and
	●	establish and maintain appropriate risk management and compliance controls, resources and self-assessment processes.

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Pillar 3 report Controlling and managing risk

Roles and responsibilities

Our Three Lines of Defence approach is designed on a functional basis and covers all employees within Westpac.

The First Line of Defence – Business and support: manages the risks they originate

The First Line proactively identifies, evaluates, owns and manages the risks in their business/domain. It also ensures that business activities are within approved risk appetite and policies. This accountability cannot be abrogated. The First Line of defence is accountable for ‘self-certification’. In managing its risk, the First Line is required to establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures.

The Second Line of Defence – Risk: provides oversight, insight and control of First Line activities

The Second Line sets frameworks, controls (including policies and limits), and standards for use across the Westpac. They can require remediation or cessation of activity where these are not adhered to. Their approach will be risk-based and proportionate. The Second Line reviews and challenges First Line activities and decisions that may materially affect Westpac’s risk position, and independently evaluate the effectiveness of First Line’s controls, monitoring, compliance, and monitors progress towards mitigating risks. In addition, the Second Line provides insight to the First Line, assisting in developing, maintaining and enhancing the business’ approach to risk management. The Second Line understands and reports on the aggregated risk profile of the Group to ensure end-to-end oversight of risk and can accept risks outside of the business’ risk appetite.

The Third Line of Defence – Audit: provides independent audit

The Third Line is an independent assurance function that evaluates and opines on the adequacy and effectiveness of both First and Second Line risk management approaches and tracks remediation progress, with the aim of providing the Board, and senior executives, with comfort that Westpac’s governance, risk management and internal controls are operating effectively.

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Pillar 3 report Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●	Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy;

●	Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●	Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●	insurance;

●	acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●	non-financial (commercial) operations; or

●	special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

[1]	APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2]	Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3]	Refer to Note 31 of Westpac’s 2019 Annual Report for further details.

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Pillar 3 report Group Structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand (RBNZ). WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 4 November 2019, the RBNZ advised it would change WNZL’s conditions of registration to remove the 2% overlay applying to its minimum capital requirements from 31 December 2019. This overlay had been in place since 31 December 2017 following the RBNZ’s review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework’ (Internal Models Based Approach) (BS2B).

On 2 April 2020, a decision was made by the RBNZ to freeze the distribution of dividends on ordinary shares by all banks in New Zealand during the period of economic uncertainty caused by COVID-19.

[1]	For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

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Pillar 3 report Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	31 March	30 September	31 March
$m	2020	2019	2019

Common equity Tier 1 capital
Paid up ordinary capital	40,503	37,508	36,351
Treasury shares	(619)	(575)	(571)
Equity based remuneration	1,645	1,548	1,527
Foreign currency translation reserve	59	(199)	(331)
Accumulated other comprehensive income	(190)	(68)	15
Non-controlling interests - other	61	58	54
Retained earnings	25,985	27,188	26,949
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,326)	(1,407)	(1,289)
Deferred fees	229	267	234
Total common equity Tier 1 capital	66,347	64,320	62,939
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,673)	(8,648)	(8,665)
Deferred tax assets	(2,610)	(2,034)	(1,710)
Goodwill in life and general insurance, funds management and securitisation entities	(935)	(940)	(941)
Capitalised expenditure	(1,656)	(1,719)	(1,778)
Capitalised software	(2,029)	(2,019)	(1,881)
Investments in subsidiaries not consolidated for regulatory purposes	(1,633)	(1,540)	(1,522)
Regulatory expected loss in excess of eligible provisions [1]	-	(1,106)	(1,148)
Defined benefit superannuation fund surplus	(80)	(73)	(66)
Equity investments	(327)	(425)	(482)
Regulatory adjustments to fair value positions	(407)	(63)	(65)
Other Tier 1 deductions	(15)	(1)	(1)
Total deductions from common equity Tier 1 capital	(18,365)	(18,568)	(18,259)
Total common equity Tier 1 capital after deductions	47,982	45,752	44,680

Additional Tier 1 capital
Basel III complying instruments	9,473	9,299	9,216
Total Additional Tier 1 capital	9,473	9,299	9,216
Net Tier 1 regulatory capital	57,455	55,051	53,896

Tier 2 capital
Basel III complying instruments	14,455	11,645	7,143
Basel III transitional instruments	567	519	495
Eligible general reserve for credit loss	79	62	66
Total Tier 2 capital	15,101	12,226	7,704
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(102)	(115)	(103)
Total deductions from Tier 2 capital	(242)	(255)	(243)
Net Tier 2 regulatory capital	14,859	11,971	7,461
Total regulatory capital	72,314	67,022	61,357

[1]	An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

16 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Capital overview

APRA announcements on capital

As part of its response to the current economic environment following COVID-19, APRA has adjusted its expectations for bank capital. On 19 March 2020 APRA announced that during the period of disruption caused by COVID-19 APRA would not be concerned if banks were not meeting its 10.5% “unquestionably strong” benchmark for CET1. Banks may use their current capital buffers provided they remain above the current regulatory requirement (currently at least 8.0% for domestic systemically important banks (D-SIBs)1). APRA has also indicated that they do not envisage reinstating the “unquestionably strong” benchmarks for at least 12 months. Accordingly, Westpac has updated its capital management strategy which is set out below.

APRA has also deferred implementation of the Basel III capital reforms by one year to January 2023 and announced amendments to the calculation of RWA for COVID-19 relief packages which allow for payment deferrals. These COVID-19 packages have not impacted RWA at 31 March 2020 due to the timing of these packages being offered, however may impact future periods.

Further details of APRA’s regulatory changes are set out in the Significant Developments section of the 2020 Half Year Financial Results.

Capital management strategy

Westpac’s approach to capital management seeks to ensure that it is adequately capitalised as an ADI. Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●	the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

●	consideration of both regulatory and economic capital requirements;

●	a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

●	consideration of the perspectives of external stakeholders including rating agencies as well as equity and debt investors.

During the period of disruption caused by COVID-19, Westpac will seek to operate with the following principles in relation to capital:

●	prioritise maintaining capital strength;

●	in line with APRA guidance, utilise some of the “unquestionably strong” buffer and seek to maintain a buffer above the regulatory minimum;

●	retain capital to absorb further downside on credit quality and acknowledge a high degree of uncertainty regarding the length and depth of this stress; and

●	allow for capital flexibility to support lending to customers.

These principles take into consideration:

●	current regulatory capital minimums and the capital conservation buffer (CCB), which together are the Total CET1 Requirement. In line with the above, the Total CET1 Requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to D-SIBs[1,2];

●	stress testing to calibrate an appropriate buffer against a downturn; and

●	quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Westpac will revise its target capital levels once the medium to longer term impacts of COVID-19 are clearer, taking into account APRA’s expectations for the timing of any capital rebuilding required and the finalisation of APRA’s review of the capital adequacy framework.

[1]	Noting that APRA may apply higher CET1 requirements for an individual ADI.
[2]	If an ADI’s CET1 ratio falls below the Total CET1 Requirement (at least 8%), they face restrictions on the distribution of earnings, such as dividends, distribution payments on AT1 capital instruments and discretionary staff bonuses.

Westpac Group March 2020 Pillar 3 report | 17

Pillar 3 report Capital overview

Westpac’s capital adequacy ratios

%	31 March 2020	30 September 2019	31 March 2019
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.8	10.7	10.6
Additional Tier 1 capital	2.1	2.2	2.2
Tier 1 capital ratio	12.9	12.8	12.8
Tier 2 capital	3.4	2.8	1.8
Total regulatory capital ratio	16.3	15.6	14.6

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	11.1	11.0	10.7
Additional Tier 1 capital	2.2	2.2	2.3
Tier 1 capital ratio	13.3	13.2	13.0
Tier 2 capital	3.4	2.9	1.8
Total regulatory capital ratio	16.7	16.1	14.8

Westpac New Zealand Limited’s capital adequacy ratios

%	31 March 2020	30 September 2019	31 March 2019
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.4	11.3	11.7
Additional Tier 1 capital	2.7	2.6	2.8
Tier 1 capital ratio	14.1	13.9	14.5
Tier 2 capital	1.8	2.0	2.0
Total regulatory capital ratio	15.9	15.9	16.5

18 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2020	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	78,288	1,087	79,375	6,350
Business lending	34,493	993	35,486	2,839
Sovereign	2,192	1,354	3,546	284
Bank	6,956	51	7,007	561
Residential mortgages	131,424	4,714	136,138	10,891
Australian credit cards	4,837	-	4,837	387
Other retail	11,594	805	12,399	992
Small business	16,812	-	16,812	1,345
Specialised lending	56,004	503	56,507	4,521
Securitisation	5,747	-	5,747	460
Mark-to-market related credit risk[3]	-	11,289	11,289	903
Total	348,347	20,795	369,142	29,533
Market risk			8,396	672
Operational risk			54,093	4,327
Interest rate risk in the banking book			5,305	424
Other assets[4]			6,969	558
Total			443,905	35,514

30 September 2019	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	74,807	1,166	75,973	6,078
Business lending	35,470	950	36,420	2,914
Sovereign	2,068	1,069	3,137	251
Bank	8,339	46	8,385	671
Residential mortgages	131,629	5,010	136,639	10,931
Australian credit cards	5,089	-	5,089	407
Other retail	12,395	894	13,289	1,063
Small business	16,090	-	16,090	1,287
Specialised lending	55,262	518	55,780	4,462
Securitisation	5,749	-	5,749	460
Mark-to-market related credit risk[3]	-	11,313	11,313	905
Total	346,898	20,966	367,864	29,429
Market risk			9,350	748
Operational risk			47,680	3,814
Interest rate risk in the banking book			530	42
Other assets[4]			3,370	270
Total			428,794	34,303

[1]	Total capital required is calculated as 8% of total risk weighted assets.
[2]	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3]	Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4]	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group March 2020 Pillar 3 report | 19

Pillar 3 report Capital overview

31 March 2019	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	73,551	1,737	75,288	6,023
Business lending	35,294	982	36,276	2,902
Sovereign	1,653	1,042	2,695	216
Bank	7,066	31	7,097	568
Residential mortgages	132,133	5,273	137,406	10,992
Australian credit cards	5,910	-	5,910	473
Other retail	13,082	944	14,026	1,122
Small business	16,092	-	16,092	1,287
Specialised lending	54,833	446	55,279	4,422
Securitisation	5,583	-	5,583	447
Mark-to-market related credit risk[3]	-	7,110	7,110	569
Total	345,197	17,565	362,762	29,021
Market risk			8,338	667
Operational risk			38,641	3,091
Interest rate risk in the banking book			7,076	566
Other assets[4]			3,002	240
Total			419,819	33,585

[1]	Total capital required is calculated as 8% of total risk weighted assets.
[2]	Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3]	Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4]	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

20 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Leverage ratio

Leverage ratio

The following table summarises Westpac’s leverage ratio. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	31 March 2020	31 December 2019	30 September 2019	30 June 2019
Tier 1 Capital	57.5	56.8	55.1	53.7
Total Exposures	1,014.2	948.7	968.8	946.7
Leverage ratio	5.7%	6.0%	5.7%	5.7%

Leverage ratio disclosure

$m		31 March 2020
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	904,651
2	(Asset amounts deducted in determining Tier 1 capital)	(18,790)
3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	885,861

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	12,339
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	19,137
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	5,927
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(8,313)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)
9	Adjusted effective notional amount of written credit derivatives	4,852
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(4,832)
11	Total derivative exposures (sum of rows 4 to 10)	29,111
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	20,571
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)
14	Counterparty credit risk exposure for SFT assets	4,858
15	Agent transaction exposures
16	Total SFT exposures (sum of rows 12 to 15)	25,429
Other off-balance sheet exposures
17	Off-balance sheet exposure at gross notional amount	197,768
18	(Adjustments for conversion to credit equivalent amounts)	(123,956)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	73,811
Capital and total exposures
20	Tier 1 Capital	57,455
21	Total exposures (sum of rows 3, 11, 16 and 19)	1,014,212

Leverage ratio %
22	Leverage ratio	5.7%

Westpac Group March 2020 Pillar 3 report | 21

Pillar 3 report Leverage ratio

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		31 March 2020
1	Total consolidated assets as per published financial statements	967,662
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(2,648)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	(27,550)
5	Adjustment for SFTs (i.e. repos and similar secured lending)	20,347
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	73,811
7	Other adjustments	(17,410)
8	Leverage ratio exposure	1,014,212

22 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior authorised credit officers. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Line business management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

Westpac Group March 2020 Pillar 3 report | 23

Pillar 3 report Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, Exposure At Default (EAD) and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

24 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].
	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.
	Project Finance	Specialised Lending-Project Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).
	Income-producing Real Estate	Specialised Lending- Property Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].
Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.
Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.
Residential Mortgage		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.
Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio is not eligible for Qualifying Revolving Retail treatment and is classified in Other Retail.
Other Retail		Small Business	Program-managed business lending exposures under $1 million where complex products are not utilised by the customer.
		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

1  Includes all NZ agribusiness loans, regardless of turnover.

2  Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

Westpac Group March 2020 Pillar 3 report | 25

Pillar 3 report Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans
	Qualifying revolving retail	Australian credit cards
	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

●	Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

●	Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;

●	An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

●	Authorised credit officers’ decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Economic capital includes both credit and non-credit components. Economic credit capital is calculated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

26 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

●	Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

●	All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

●	Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and supported by the Credit Risk Estimates Committee (a sub-committee of CREDCO) for approval by General Manager, Risk Analytics and Insights;

●	Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

●	CREDCO, RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac's credit risk portfolio is provided to CREDCO, RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It also reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Response to COVID-19

Westpac remains focused on supporting customers. In response to the current COVID-19 pandemic Westpac has introduced a range of support packages such as lowering interest rates on certain products, waiving certain fees and providing impacted customers with an option to defer their repayments for between 3 and 6 months. In accordance with guidance from APRA outlined below, customers approved for these deferrals will not be recorded in traditional stress metrics while part of these packages but will be closely monitored, particularly once the deferral period changes.

APRA has announced that it is providing a specific capital treatment for loans granted repayment deferrals of up to six months. Where a borrower who has been meeting their repayment obligations until recently chooses to take up the offer not to make repayments as part of a COVID-19 support package, a bank need not treat the period of the repayment holiday as a period of arrears. Similarly, loans that have been granted a repayment deferral as part of a COVID-19 support package need not be regarded as restructured. Westpac expects to apply this treatment.

However, APRA has advised that if there is objective evidence that an individual borrower on a repayment deferral is unlikely to pay its modified credit obligations in full, the loan should be regarded as impaired if not fully secured, and should also be considered as restructured.

Westpac Group March 2020 Pillar 3 report | 27

Pillar 3 report Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2020	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	146,529	78,288	787	547	363	232	(4)
Business lending	54,428	34,493	669	413	347	195	35
Sovereign	127,064	2,192	2	2	-	-	-
Bank	26,633	6,956	9	9	-	-	-
Residential mortgages	553,866	131,424	1,788	1,229	404	114	67
Australian credit cards	18,601	4,837	314	238	123	92	164
Other retail	15,223	11,594	601	419	312	218	135
Small business	33,181	16,812	557	378	501	183	39
Specialised Lending	65,866	56,004	813	583	52	26	1
Securitisation	28,097	5,747	-	-	-	-	-
Standardised[2]	19,616	20,795	-	-	52	19	-
Total	1,089,104	369,142	5,540	3,818	2,154	1,079	437

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2019	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss1	exposures	Loans	Loans	ended
Corporate	139,173	74,807	523	473	135	50	30
Business lending	54,570	35,470	635	431	316	168	54
Sovereign	90,960	2,068	2	2	-	-	-
Bank	28,761	8,339	10	10	-	-	-
Residential mortgages	559,018	131,629	1,642	1,088	414	127	111
Australian credit cards	17,541	5,089	328	248	121	80	340
Other retail	15,951	12,395	582	417	283	165	354
Small business	33,365	16,090	512	351	367	152	78
Specialised Lending	65,553	55,262	748	557	69	29	13
Securitisation	26,774	5,749	-	-	-	-	-
Standardised[2]	22,512	20,966	-	-	58	21	2
Total	1,054,178	367,864	4,982	3,577	1,763	792	982

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2019	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss1	exposures	Loans	Loans	ended
Corporate	135,502	73,551	561	468	176	79	(3)
Business lending	54,299	35,294	642	424	279	161	23
Sovereign	79,572	1,653	2	1	-	-	-
Bank	25,471	7,066	8	8	-	-	-
Residential mortgages	558,161	132,133	1,649	1,106	391	126	52
Australian credit cards	18,850	5,910	363	292	101	63	150
Other retail	16,583	13,082	640	459	297	173	162
Small business	33,280	16,092	497	345	374	148	33
Specialised Lending	64,781	54,833	798	562	118	44	10
Securitisation	25,929	5,583	-	-	-	-	-
Standardised[2]	17,389	17,565	-	-	13	6	1
Total	1,029,817	362,762	5,160	3,665	1,749	800	428

1  Includes regulatory expected losses for defaulted and non-defaulted exposures.

2  Includes mark-to-market related credit risk.

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Pillar 3 report Credit risk management

Loan impairment provisions

Expected credit losses (ECL) are a estimate of the cash shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three stage approach:

●	Stage 1: 12 months ECL (performing) - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised.

●	Stage 2: Lifetime ECL (performing) - For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised.

Determining when a financial asset has experienced a significant increase in credit risk is primarily based on changes in internal risk grades since origination of the financial asset. An internal risk grade assessed using both quantitative and qualitative factors. The number of notches (changes) in the internal risk grade that Westpac uses to represent a significant increase in credit risk is determined on a sliding scale where the number of notches will generally be greater for a financial asset with a lower credit risk compared to a financial asset with a higher credit risk.

●	Stage 3: Lifetime ECL (non-performing) - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties.

Collective and individual assessment - Financial assets that are in stages 1 and 2 are assessed on a collective basis as are financial assets in stage 3 below specified exposure thresholds. Those financial assets in stage 3 above the specified exposure thresholds are assessed on an individual basis.

Expected life - Expected credit losses are determined as a lifetime ECL in stages 2 and 3.

Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour.

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios i.e. base case, upside and downside scenarios.

The macroeconomic variables used in these scenarios, include (but are not limited to) unemployment rates, real gross domestic product growth rates and residential and commercial property price indices.

The ECL is a weighted average of the credit losses expected under these three scenarios. The scenarios are weighted based on Westpac’s assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAPs) raised under AAS are either classified into specific provisions or a GRCL.

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Pillar 3 report Credit risk management

Expected credit loss provision

31 March 2020	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	606	473	1,079
for defaulted but not impaired loans	NA	628	628
For Stage 2	NA	2,184	2,184
Total Specific Provision[1]	606	3,285	3,891
General Reserve for Credit Loss[1]	NA	1,900	1,900
Total provisions for ECL	606	5,185	5,791

30 September 2019	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	412	380	792
for defaulted but not impaired loans	NA	554	554
For Stage 2	NA	1,234	1,234
Total Specific Provision[1]	412	2,168	2,580
General Reserve for Credit Loss[1]	NA	1,344	1,344
Total provisions for ECL	412	3,512	3,924

31 March 2019	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	433	367	800
for defaulted but not impaired loans	NA	558	558
For Stage 2	NA	1,264	1,264
Total Specific Provision[1]	433	2,189	2,622
General Reserve for Credit Loss[1]	NA	1,375	1,375
Total provisions for ECL	433	3,564	3,997

1 Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

30 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk management

Movement in provisions for impairment

For the 6 months ended 31 March 2020	Performing		Non-performing	Collectively assessed	Individually assessed
$m	Stage 1	Stage 2	Stage 3	provisions	provisions	Total
Balance as at 30 September 2019 for Loans and Credit Commitments	884	1,674	1,355	-	-	3,913
Transfers to Stage 1	600	(583)	(17)	-	-	-
Transfers to Stage 2	(131)	466	(335)	-	-	-
Transfers to Stage 3	(2)	(334)	336	-	-	-
Business activity during the period	120	114	(50)	-	-	184
Net remeasurement of provision for ECL	(297)	1,527	911	-	-	2,141
Write-offs	-	-	(537)	-	-	(537)
Exchange rate and other adjustments	7	14	44	-	-	65
Balance as at 31 March 2020 for Loans and Credit Commitments	1,181	2,878	1,707	-	-	5,766

Balance as at 30 September 2019 for debt securities	11					11
Provision for ECL on debt securities at amortised	10	3	-			13
Provision for ECL on debt securities at FVOCI[1]	1	-	-			1
Total provision for ECL as at 31 March 2020	22	3	-	-	-	25

Total provision for ECL as at 31 March 2020	1,203	2,881	1,707	-	-	5,791

				Collectively assessed	Individually assessed
For the 12 months ended 30 September 2019	Performing		Non-performing
$m	Stage 1	Stage 2	Stage 3	provisions	provisions	Total
Provision for impairment charges as at 30 September 2018	-	-	-	2,631	422	3,053
Restatement for adoption of AASB 9	877	1,884	1,272	(2,631)	(422)	980
Restated provision for ECL as at 1 October 2018	877	1,884	1,272	-	-	4,033
Transfers in/(out) of Stage 1	1,458	(1,404)	(54)			-
Transfers in/(out) of Stage 2	(242)	956	(714)			-
Transfers in/(out) of Stage 3	(5)	(621)	626			-
Business activity during the year	179	(19)	(330)			(170)
Net remeasurement of provision for ECL	(1,385)	874	1,647			1,136
Write-offs	-	-	(1,154)			(1,154)
Exchange rate and other adjustments	2	4	62			68
Total provision for ECL on loans and credit commitments as at 30 September 2019	884	1,674	1,355	-	-	3,913
Presented as:
Provision for ECL loans	763	1,496	1,349			3,608
Provision for ECL credit commitments	121	178	6			305
Total provision for ECL on loans and credit commitments as at 30 September 2019	884	1,674	1,355	-	-	3,913
Of which:
Individually assessed provisions			412			412
Collectively assessed provisions	884	1,674	943			3,501

Total provision for ECL on loans and credit commitments as at 30 September 2019	884	1,674	1,355	-	-	3,913
Provision for ECL on debt securities at amortised cost	9	-	-			9
Provision for ECL on debt securities at FVOCI[1]	2	-	-			2
Total provision for ECL as at 30 September 2019	895	1,674	1,355	-	-	3,924

[1]	Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

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Pillar 3 report Credit risk management

			Non-performing		Collectively Assessed Provision	Individually Assessed Provision
31 March 2019	Performing		CAP	IAP
$m	Stage 1	Stage 2	Stage 3				Total
Provision for impairment charges as at 30 September 2018					2,631	422	3,053
Restatement for adoption of AASB 9	877	1,884	850	422	(2,631)	(422)	980
Restated provision for ECL as at 1 October 2018	877	1,884	850	422	-	-	4,033
Net changes in provisions	34	(182)	457	94			403
Write-offs	-	-	(418)	(81)			(499)
Exchange rate and other adjustments	5	9	36	(2)			48
Total provision for ECL on loans and credit commitments as at 31 March 2019	916	1,711	925	433			3,985
Provision for ECL on debt securities at amortised cost	10						10
Provision for ECL on debt securities at FVOCI[1]	2						2
Total provision for ECL as at 31 March 2019	928	1,711	925	433			3,997

[1]	Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

32 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2020	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[1]
Corporate	69,038	57,950	19,541	146,529	140,586
Business lending	42,083	12,345	-	54,428	54,546
Sovereign	119,847	1,857	5,360	127,064	102,570
Bank	14,899	2,415	9,319	26,633	27,505
Residential mortgages	486,270	67,596	-	553,866	555,459
Australian credit cards	8,218	10,383	-	18,601	18,434
Other retail	11,881	3,342	-	15,223	15,607
Small business	26,181	7,000	-	33,181	33,311
Specialised lending	54,066	9,750	2,050	65,866	65,739
Securitisation[2]	22,690	5,276	131	28,097	27,269
Standardised	13,476	1,162	4,978	19,616	19,992
Total	868,649	179,076	41,379	1,089,104	1,061,018

30 September 2019	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	63,994	58,903	16,276	139,173	134,619
Business lending	42,385	12,185	-	54,570	54,532
Sovereign	80,891	1,711	8,358	90,960	81,034
Bank	16,291	2,026	10,444	28,761	25,672
Residential mortgages	485,049	73,969	-	559,018	557,762
Australian credit cards	8,720	8,821	-	17,541	18,847
Other retail	12,415	3,536	-	15,951	16,628
Small business	26,520	6,845	-	33,365	33,326
Specialised lending	52,745	10,761	2,047	65,553	65,495
Securitisation[2]	22,559	4,037	178	26,774	26,683
Standardised	13,459	1,131	7,922	22,512	18,657
Total	825,028	183,925	45,225	1,054,178	1,033,255

31 March 2019	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate	66,944	57,852	10,706	135,502	133,079
Business lending	41,345	12,954	-	54,299	54,272
Sovereign	75,685	1,487	2,400	79,572	78,014
Bank	16,034	2,184	7,253	25,471	24,458
Residential mortgages	482,670	75,491	-	558,161	555,897
Australian credit cards	9,575	9,275	-	18,850	19,401
Other retail	13,145	3,438	-	16,583	16,938
Small business	26,246	7,034	-	33,280	33,279
Specialised lending	52,780	10,918	1,083	64,781	66,132
Securitisation[2]	20,767	4,997	165	25,929	26,824
Standardised	13,641	1,195	2,553	17,389	17,839
Total	818,832	186,825	24,160	1,029,817	1,026,133

[1]	Average is based on exposures as at 31 March 2020, 31 December 2019, and 30 September 2019.
[2]	EAD associated with securitisations is for the banking book only.
[3]	Average is based on exposures as at 30 September 2019, 30 June 2019, 31 March 2019, 31 December 2018, and 30 September 2018.
[4]	Average is based on exposures as at 31 March 2019, 31 December 2018, and 30 September 2018.

Westpac Group March 2020 Pillar 3 report | 33

Pillar 3 report Credit risk exposures

Exposure at Default by measurement method

31 March 2020	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	146,529	8,133	154,662
Business lending	54,428	975	55,403
Sovereign	127,064	1,354	128,418
Bank	26,633	60	26,693
Residential mortgages	553,866	6,844	560,710
Australian credit cards	18,601	-	18,601
Other retail	15,223	1,758	16,981
Small business	33,181	-	33,181
Specialised lending	65,866	492	66,358
Securitisation	28,097	-	28,097
Total	1,069,488	19,616	1,089,104

30 September 2019	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	139,173	10,580	149,753
Business lending	54,570	931	55,501
Sovereign	90,960	1,069	92,029
Bank	28,761	53	28,814
Residential mortgages	559,018	7,298	566,316
Australian credit cards	17,541	-	17,541
Other retail	15,951	2,074	18,025
Small business	33,365	-	33,365
Specialised lending	65,553	507	66,060
Securitisation	26,774	-	26,774
Total	1,031,666	22,512	1,054,178

31 March 2019	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	135,502	5,044	140,546
Business lending	54,299	975	55,274
Sovereign	79,572	1,042	80,614
Bank	25,471	31	25,502
Residential mortgages	558,161	7,700	565,861
Australian credit cards	18,850	-	18,850
Other retail	16,583	2,160	18,743
Small business	33,280	-	33,280
Specialised lending	64,781	437	65,218
Securitisation	25,929	-	25,929
Total	1,012,428	17,389	1,029,817

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Pillar 3 report Credit risk exposures

Exposure at Default by industry classification

31 March 2020 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,458	11,349	3,320	17,822	1,170	23,828	8,341	7,092	10,550	11,845	21,970	13,018	12,866	-	900	146,529
Business lending	5,853	8,759	4,280	2,437	19	4,842	544	1,230	6,794	5,914	8,929	2,435	505	-	1,887	54,428
Sovereign	-	1	-	47,479	79,069	8	95	146	6	187	-	60	13	-	-	127,064
Bank	-	-	-	26,582	-	-	-	-	50	-	-	1	-	-	-	26,633
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	553,866	-	553,866
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,601	-	18,601
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	15,223	-	15,223
Small business	973	2,378	4,111	1,779	699	1,776	568	2,176	5,242	3,650	3,354	1,840	363	-	4,272	33,181
Specialised lending	489	19	32	22	-	4	823	56,845	26	1,272	17	3,340	2,426	-	551	65,866
Securitisation	-	-	-	26,432	-	162	-	-	1,236	-	267	-	-	-	-	28,097
Standardised	132	27	176	7,358	1,354	240	62	494	142	60	694	198	23	8,601	55	19,616
Total	9,905	22,533	11,919	129,911	82,311	30,860	10,433	67,983	24,046	22,928	35,231	20,892	16,196	596,291	7,665	1,089,104

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

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Pillar 3 report Credit risk exposures

30 September 2019 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,450	10,290	3,192	15,986	164	24,250	7,963	6,274	11,692	10,719	22,345	10,815	12,068	-	965	139,173
Business lending	5,691	8,277	4,272	2,541	14	4,709	629	1,331	6,710	5,969	9,022	2,647	434	-	2,324	54,570
Sovereign	-	1	-	21,720	68,586	126	95	139	6	168	-	57	62	-	-	90,960
Bank	-	-	-	28,557	20	-	-	-	138	-	-	46	-	-	-	28,761
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	559,018	-	559,018
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	17,541	-	17,541
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	15,951	-	15,951
Small business	991	2,401	4,153	1,847	649	1,771	555	2,221	5,271	3,522	3,404	1,860	366	-	4,354	33,365
Specialised lending	479	18	38	23	-	7	955	55,984	27	1,296	15	3,424	2,696	-	591	65,553
Securitisation	-	-	-	25,115	-	148	-	-	1,238	-	250	-	-	-	23	26,774
Standardised	114	22	170	9,778	1,069	245	12	511	142	56	721	199	11	9,373	89	22,512
Total	9,725	21,009	11,825	105,567	70,502	31,256	10,209	66,460	25,224	21,730	35,757	19,048	15,637	601,883	8,346	1,054,178

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

36 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

31 March 2019 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,451	10,197	3,133	13,095	135	23,873	7,292	7,192	11,170	11,395	21,845	10,414	11,905	-	1,405	135,502
Business lending	5,724	7,945	4,197	2,520	6	4,710	577	987	6,619	6,118	9,117	2,663	450	-	2,666	54,299
Sovereign	-	1	-	15,659	63,308	128	92	-	104	164	-	55	59	-	2	79,572
Bank	-	-	-	25,249	20	15	-	-	187	-	-	-	-	-	-	25,471
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	558,161	-	558,161
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,850	-	18,850
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	16,583	-	16,583
Small business	1,002	2,456	4,013	1,859	552	1,579	275	2,280	5,195	3,366	3,401	1,806	285	-	5,211	33,280
Specialised lending	619	6	259	34	-	14	992	55,533	31	1,668	5	3,038	2,051	-	531	64,781
Securitisation	-	-	-	24,492	-	-	-	-	1,219	-	218	-	-	-	-	25,929
Standardised	121	24	198	4,163	1,042	274	13	441	152	63	735	203	12	9,859	89	17,389
Total	9,917	20,629	11,800	87,071	65,063	30,593	9,241	66,433	24,677	22,774	35,321	18,179	14,762	603,453	9,904	1,029,817

1 Includes education, health & community services, cultural & recreational services and personal & other services.

2 Includes wholesale trade and retail trade.

3 Includes electricity, gas & water, and communication services.

Westpac Group March 2020 Pillar 3 report | 37

Pillar 3 report Credit risk exposures

Exposure at Default by geography1

31 March 2020							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	86,984	24,577	10,991	16,829	7,148	-	146,529
Business lending	49,307	5,121	-	-	-	-	54,428
Sovereign	97,932	10,359	16,633	1,655	485	-	127,064
Bank	20,388	2,408	139	3,646	52	-	26,633
Residential mortgages	494,238	59,404	-	224	-	-	553,866
Australian credit cards	18,601	-	-	-	-	-	18,601
Other retail	11,784	3,439	-	-	-	-	15,223
Small business	30,646	2,534	-	1	-	-	33,181
Specialised lending	57,147	8,673	46	-	-	-	65,866
Securitisation	23,627	4,106	-	364	-	-	28,097
Standardised	16,207	-	-	42	-	3,367	19,616
Total	906,861	120,621	27,809	22,761	7,685	3,367	1,089,104

30 September 2019							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	83,966	22,251	8,849	17,077	7,030	-	139,173
Business lending	49,891	4,679	-	-	-	-	54,570
Sovereign	73,168	7,634	8,054	2,079	25	-	90,960
Bank	24,033	1,171	132	3,379	46	-	28,761
Residential mortgages	504,152	54,633	-	233	-	-	559,018
Australian credit cards	17,541	-	-	-	-	-	17,541
Other retail	12,297	3,654	-	-	-	-	15,951
Small business	30,958	2,406	-	1	-	-	33,365
Specialised lending	57,128	8,396	29	-	-	-	65,553
Securitisation	23,009	3,604	-	161	-	-	26,774
Standardised	19,284	-	-	192	-	3,036	22,512
Total	895,427	108,428	17,064	23,122	7,101	3,036	1,054,178

31 March 2019							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	86,093	22,115	7,278	16,691	3,325	-	135,502
Business lending	49,609	4,690	-	-	-	-	54,299
Sovereign	56,268	6,917	15,940	447	-	-	79,572
Bank	20,760	1,265	113	3,301	32	-	25,471
Residential mortgages	503,271	54,647	-	243	-	-	558,161
Australian credit cards	18,850	-	-	-	-	-	18,850
Other retail	12,915	3,668	-	-	-	-	16,583
Small business	30,781	2,498	-	1	-	-	33,280
Specialised lending	57,042	7,739	-	-	-	-	64,781
Securitisation	22,263	3,490	-	176	-	-	25,929
Standardised	14,113	-	-	315	-	2,961	17,389
Total	871,965	107,029	23,331	21,174	3,357	2,961	1,029,817

[1]	Geographic segmentation of exposures is based on the location of the office in which these items were booked.

38 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2020						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	18,087	27,376	71,404	23,057	6,605	146,529
Business lending	3,081	13,297	23,945	5,912	8,193	54,428
Sovereign	1,899	44,635	18,625	22,685	39,220	127,064
Bank	5,188	4,025	15,961	1,390	69	26,633
Residential mortgages	28,723	4,658	13,725	2,760	504,000	553,866
Australian credit cards	18,601	-	-	-	-	18,601
Other retail	3,218	388	5,206	4,267	2,144	15,223
Small business	4,658	2,786	9,028	8,224	8,485	33,181
Specialised lending	408	19,699	32,119	9,198	4,442	65,866
Securitisation	-	1,706	12,585	2,075	11,731	28,097
Standardised	1,574	398	10,150	252	7,242	19,616
Total	85,437	118,968	212,748	79,820	592,131	1,089,104

30 September 2019						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	18,487	25,871	68,603	21,668	4,544	139,173
Business lending	3,051	13,550	23,455	6,386	8,128	54,570
Sovereign	1,774	21,634	19,742	18,643	29,167	90,960
Bank	3,971	3,599	18,880	2,214	97	28,761
Residential mortgages	36,004	4,501	15,235	2,731	500,547	559,018
Australian credit cards	17,541	-	-	-	-	17,541
Other retail	3,392	367	5,407	4,484	2,301	15,951
Small business	4,671	2,679	9,105	8,252	8,658	33,365
Specialised lending	451	21,120	30,001	8,438	5,543	65,553
Securitisation	-	6,991	6,331	2,024	11,428	26,774
Standardised	1,860	1,025	11,821	244	7,562	22,512
Total	91,202	101,337	208,580	75,084	577,975	1,054,178

31 March 2019						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	17,387	30,995	55,391	24,342	7,387	135,502
Business lending	3,100	13,618	22,948	6,491	8,142	54,299
Sovereign	1,743	22,234	12,947	13,797	28,851	79,572
Bank	3,324	7,607	10,856	3,000	684	25,471
Residential mortgages	36,648	4,599	17,922	2,850	496,142	558,161
Australian credit cards	18,850	-	-	-	-	18,850
Other retail	3,315	381	5,651	4,738	2,498	16,583
Small business	4,759	2,645	8,993	8,188	8,695	33,280
Specialised lending	532	23,732	28,985	6,904	4,628	64,781
Securitisation	2	4,244	9,076	1,856	10,751	25,929
Standardised	1,933	1,248	4,832	644	8,732	17,389
Total	91,593	111,303	177,601	72,810	576,510	1,029,817

Westpac Group March 2020 Pillar 3 report | 39

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures defaulted not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

			Specific	Specific	Actual
31 March 2020	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	91	363	232	64%	(4)
Business lending	474	347	195	56%	35
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	4,050	404	114	28%	67
Australian credit cards	-	123	92	75%	164
Other retail	-	312	218	70%	135
Small business	359	501	183	37%	39
Specialised lending	357	52	26	50%	1
Securitisation	-	-	-	-	-
Standardised	78	52	19	37%	-
Total	5,409	2,154	1,079	50%	437

			Specific	Specific	Actual
30 September 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	98	135	50	37%	30
Business lending	455	316	168	53%	54
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,839	414	127	31%	111
Australian credit cards	-	121	80	66%	340
Other retail	-	283	165	58%	354
Small business	345	367	152	41%	78
Specialised lending	279	69	29	42%	13
Securitisation	-	-	-	-	-
Standardised	72	58	21	36%	2
Total	5,088	1,763	792	45%	982

			Specific	Specific	Actual
31 March 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	108	176	79	45%	(3)
Business lending	380	279	161	58%	23
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,376	391	126	32%	52
Australian credit cards	-	101	63	62%	150
Other retail	-	297	173	58%	162
Small business	310	374	148	40%	33
Specialised lending	314	118	44	37%	10
Securitisation	-	-	-	-	-
Standardised	34	13	6	46%	1
Total	4,522	1,749	800	46%	428

[1]	Includes items past 90 days not impaired.

40 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Impaired and past due loans by industry classification

			Specific	Specific	Actual
31 March 2020	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	109	37	18	49%	7
Agriculture, forestry & fishing	233	90	34	38%	3
Construction	50	107	45	42%	9
Finance & insurance	29	62	44	71%	5
Government administration & defence	-	-	-	-	-
Manufacturing	81	221	149	67%	7
Mining	6	17	6	35%	(1)
Property	284	77	39	51%	10
Property services & business services	83	130	67	52%	9
Services[2]	243	72	38	53%	4
Trade[3]	124	327	152	46%	6
Transport & storage	27	72	25	35%	9
Utilities[4]	2	7	2	29%	-
Retail lending	4,097	851	431	51%	366
Other	41	84	29	35%	3
Total	5,409	2,154	1,079	50%	437

			Specific	Specific	Actual
30 September 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	84	28	14	50%	12
Agriculture, forestry & fishing	233	60	25	42%	6
Construction	55	98	41	42%	12
Finance & insurance	27	30	19	63%	4
Government administration & defence	-	-	-	-	-
Manufacturing	35	54	29	54%	11
Mining	9	17	7	41%	(1)
Property	212	101	47	47%	23
Property services & business services	76	103	53	51%	23
Services[2]	285	66	37	56%	5
Trade[3]	118	265	87	33%	63
Transport & storage	18	68	25	37%	13
Utilities[4]	3	5	1	20%	1
Retail lending	3,887	830	378	46%	805
Other	46	38	29	76%	5
Total	5,088	1,763	792	45%	982

			Specific	Specific	Actual
31 March 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[1]	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	88	31	14	45%	6
Agriculture, forestry & fishing	242	74	29	39%	2
Construction	53	78	40	51%	6
Finance & insurance	26	33	24	73%	2
Government administration & defence	-	-	-	-	-
Manufacturing	29	76	46	61%	2
Mining	8	15	7	47%	(1)
Property	185	151	58	38%	13
Property services & business services	59	96	50	52%	9
Services[2]	277	50	29	58%	1
Trade[3]	124	228	83	36%	11
Transport & storage	17	59	24	41%	8
Utilities[4]	3	3	1	33%	-
Retail lending	3,386	791	363	46%	366
Other	25	64	32	50%	3
Total	4,522	1,749	800	46%	428

[1]	Includes items past 90 days not impaired.
[2]	Includes education, health & community services, cultural & recreational services and personal & other services.
[3]	Includes wholesale trade and retail trade.
[4]	Includes electricity, gas & water, and communication services.

Westpac Group March 2020 Pillar 3 report | 41

Pillar 3 report Credit risk exposures

Impaired and past due loans by geography1

			Specific	Specific	Actual
31 March 2020	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[2]	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	4,964	1,681	818	49%	423
New Zealand	390	208	99	48%	13
Americas	-	-	-	-	-
Asia	2	216	145	67%	-
Europe	-	-	-	-	-
Pacific	53	49	17	35%	1
Total	5,409	2,154	1,079	50%	437

			Specific	Specific	Actual
30 September 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[2]	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	4,684	1,615	730	45%	944
New Zealand	340	94	44	47%	36
Americas	-	-	-	-	-
Asia	18	-	-	-	-
Europe	-	-	-	-	-
Pacific	46	54	18	33%	2
Total	5,088	1,763	792	45%	982

			Specific	Specific	Actual
31 March 2019	Defaulted	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired[2]	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	4,295	1,595	734	46%	414
New Zealand	192	140	60	43%	13
Americas	-	-	-	-	-
Asia	-	-	-	-	-
Europe	-	-	-	-	-
Pacific	35	14	6	43%	1
Total	4,522	1,749	800	46%	428

[1]	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
[2]	Includes items past 90 days not impaired.

42 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of risk weighted assets.

As at 31 March 2020, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund exposures and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach.

31 March 2020	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,650	-
2%	5,481	110
20%	1,190	238
35%	478	167
50%	1,340	670
75%	4,631	3,473
100%	4,651	4,651
150%	67	100
Default fund contributions[1]	128	98
Mark-to-market related credit risk	-	11,289
Total	19,616	20,795

30 September 2019	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,442	-
2%	8,136	163
20%	1,472	294
35%	614	215
50%	1,352	676
75%	4,884	3,663
100%	4,435	4,435
150%	66	99
Default fund contributions[1]	111	108
Mark-to-market related credit risk	-	11,313
Total	22,512	20,966

31 March 2019	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,110	-
2%	2,863	57
20%	1,516	303
35%	732	256
50%	1,349	675
75%	5,108	3,832
100%	4,554	4,554
150%	42	64
Default fund contributions[1]	115	714
Mark-to-market related credit risk	-	7,110
Total	17,389	17,565

[1]	Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

Westpac Group March 2020 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

31 March 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	23,013	92	16,110
Good	90%	29,436	236	26,491
Satisfactory	115%	4,479	125	5,151
Weak	250%	795	64	1,988
Default	NA	297	148	-
Total		58,020	665	49,740

30 September 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	23,270	92	16,289
Good	90%	28,607	229	25,746
Satisfactory	115%	4,383	123	5,041
Weak	250%	729	58	1,823
Default	NA	215	108	-
Total		57,204	610	48,899

31 March 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,165	89	15,516
Good	90%	29,126	233	26,213
Satisfactory	115%	4,840	136	5,566
Weak	250%	676	54	1,690
Default	NA	304	152	-
Total		57,111	664	48,985

44 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Project finance

31 March 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,803	23	4,063
Good	90%	1,064	9	957
Satisfactory	115%	589	16	677
Weak	250%	227	18	567
Default	NA	163	82	-
Total		7,846	148	6,264

30 September 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,526	26	4,568
Good	90%	1,236	10	1,112
Satisfactory	115%	276	8	317
Weak	250%	146	12	366
Default	NA	165	82	-
Total		8,349	138	6,363

31 March 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,827	23	4,079
Good	90%	1,328	11	1,195
Satisfactory	115%	217	6	250
Weak	250%	130	10	325
Default	NA	168	84	-
Total		7,670	134	5,849

Westpac Group March 2020 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Portfolios subject to IRB approaches

In the table below Westpac’s transaction-managed exposures are classified by the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating scale has more risk grades than does the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is defined at facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, this is the best estimates of loss. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

Corporate portfolio by external credit rating

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	101	-	101	0.01%	50%	-	28	28%
AA	7,126	2,490	9,611	0.03%	50%	1	1,487	15%
A	19,424	13,330	32,702	0.07%	52%	12	8,898	27%
BBB	39,261	22,664	61,632	0.22%	49%	64	29,637	48%
BB	28,062	8,919	36,876	1.13%	37%	152	27,522	75%
B	1,554	209	1,719	4.78%	44%	36	2,671	155%
Other	2,765	616	3,382	21.23%	41%	282	7,083	209%
Subtotal	98,293	48,228	146,023	0.94%	46%	547	77,326	53%
Default	365	142	506	NA	65%	240	962	190%
Total	98,658	48,370	146,529	1.29%	47%	787	78,288	53%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	109	23	109	0.01%	49%	-	27	25%
AA	4,223	2,292	6,001	0.03%	52%	1	843	14%
A	18,806	18,557	31,996	0.07%	54%	11	8,560	27%
BBB	37,160	24,807	61,361	0.22%	49%	65	30,119	49%
BB	28,121	8,705	35,566	1.21%	38%	160	27,679	78%
B	1,342	92	1,428	4.27%	44%	28	2,269	159%
Other	1,842	603	2,447	21.59%	39%	208	4,901	200%
Subtotal	91,603	55,079	138,908	0.85%	47%	473	74,398	54%
Default	246	17	265	NA	30%	50	409	154%
Total	91,849	55,096	139,173	1.04%	47%	523	74,807	54%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	52	-	52	0.01%	52%	-	7	13%
AA	3,035	1,652	4,678	0.03%	52%	1	733	16%
A	18,095	12,562	30,668	0.07%	53%	11	8,195	27%
BBB	36,124	24,101	59,979	0.22%	49%	63	29,530	49%
BB	27,763	8,433	36,165	1.18%	39%	161	28,207	78%
B	1,186	157	1,342	4.25%	40%	23	1,795	134%
Other	1,731	557	2,309	22.94%	39%	209	4,638	201%
Subtotal	87,986	47,462	135,193	0.86%	47%	468	73,105	54%
Default	295	9	309	NA	37%	93	446	144%
Total	88,281	47,471	135,502	1.09%	47%	561	73,551	54%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	218	65	282	0.08%	42%	-	60	21%
BBB	1,469	502	1,969	0.21%	26%	1	430	22%
BB	38,131	10,024	48,015	1.56%	30%	221	28,438	59%
B	1,063	142	1,206	4.78%	33%	19	1,036	86%
Other	1,833	266	2,099	21.74%	37%	172	3,516	168%
Subtotal	42,714	10,999	53,571	2.37%	30%	413	33,480	62%
Default	828	26	857	100.00%	35%	256	1,013	118%
Total	43,542	11,025	54,428	3.90%	30%	669	34,493	63%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	175	22	196	0.09%	48%	-	39	20%
BBB	1,475	491	1,964	0.22%	26%	1	433	22%
BB	38,439	9,938	48,228	1.57%	30%	228	29,031	60%
B	1,166	124	1,290	4.62%	32%	19	1,074	83%
Other	1,870	206	2,075	22.66%	38%	183	3,646	176%
Subtotal	43,125	10,781	53,753	2.40%	30%	431	34,223	64%
Default	788	29	817	NA	32%	204	1,247	153%
Total	43,913	10,810	54,570	3.86%	30%	635	35,470	65%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-		-	-	-
AA	-	4	4	0.03%	60%	-	-	0%
A	186	26	212	0.09%	50%	-	44	21%
BBB	1,480	559	2,036	0.22%	26%	1	454	22%
BB	37,701	10,626	48,193	1.58%	30%	231	29,303	61%
B	1,126	138	1,263	4.66%	32%	19	1,060	84%
Other	1,655	196	1,851	23.74%	39%	173	3,338	180%
Subtotal	42,148	11,549	53,559	2.36%	30%	424	34,199	64%
Default	709	20	740	NA	34%	218	1,095	148%
Total	42,857	11,569	54,299	3.69%	30%	642	35,294	65%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2020 Pillar 3 report | 47

Pillar 3 report Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	56,238	150	60,998	0.01%	6%	-	718	1%
AA	59,725	1,160	64,805	0.02%	7%	2	1,220	2%
A	594	233	828	0.05%	27%	-	84	10%
BBB	407	7	414	0.21%	33%	-	154	37%
BB	8	11	19	2.07%	36%	-	16	84%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	116,972	1,561	127,064	0.02%	7%	2	2,192	2%
Default	-	-	-	NA	-	-	-	-
Total	116,972	1,561	127,064	0.02%	7%	2	2,192	2%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	40,003	143	43,383	0.01%	7%	-	820	2%
AA	42,333	997	46,146	0.02%	7%	2	947	2%
A	650	245	898	0.05%	28%	-	91	10%
BBB	496	16	512	0.24%	33%	-	189	37%
BB	10	10	21	1.96%	43%	-	21	100%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	83,492	1,411	90,960	0.02%	7%	2	2,068	2%
Default	-	-	-	NA	-	-	-	-
Total	83,492	1,411	90,960	0.02%	7%	2	2,068	2%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	33,513	140	36,401	0.01%	7%	1	601	2%
AA	39,349	778	41,948	0.02%	7%	-	781	2%
A	605	222	829	0.05%	27%	-	106	13%
BBB	336	15	352	0.25%	33%	-	129	37%
BB	11	27	38	1.89%	38%	-	33	87%
B	-	-	-	-	0%	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	73,814	1,182	79,568	0.02%	7%	1	1,650	2%
Default	4	-	4	NA	18%	1	3	1
Total	73,818	1,182	79,572	0.02%	7%	2	1,653	2%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	625	55	680	0.01%	11%	-	24	4%
AA	8,861	173	9,015	0.03%	58%	2	1,762	20%
A	14,412	473	14,800	0.05%	54%	4	4,057	27%
BBB	1,984	173	2,110	0.19%	54%	3	1,091	52%
BB	15	12	27	0.60%	48%	-	19	70%
B	-	-	-	-	-	-	-	-
Other	1	-	1	12.11%	60%	-	3	300%
Subtotal	25,898	886	26,633	0.05%	54%	9	6,956	26%
Default	-	-	-	NA	-	-	-	-
Total	25,898	886	26,633	0.05%	54%	9	6,956	26%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	515	-	516	0.01%	14%	-	14	3%
AA	11,111	312	11,488	0.03%	58%	2	2,686	23%
A	14,278	303	14,583	0.05%	56%	5	4,328	30%
BBB	1,837	161	2,001	0.19%	55%	2	1,082	54%
BB	125	47	172	1.58%	54%	1	225	131%
B	-	-	-	-	-	-	-	-
Other	1	-	1	12.11%	60%	-	4	400%
Subtotal	27,867	823	28,761	0.06%	56%	10	8,339	29%
Default	-	-	-	NA	-	-	-	-
Total	27,867	823	28,761	0.06%	56%	10	8,339	29%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	418	66	485	0.01%	13%	-	21	4%
AA	10,656	237	11,018	0.03%	59%	2	2,737	25%
A	11,374	346	11,736	0.05%	55%	3	2,902	25%
BBB	1,773	218	1,996	0.20%	56%	2	1,247	62%
BB	218	18	236	0.77%	42%	1	159	67%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	24,439	885	25,471	0.06%	56%	8	7,066	28%
Default	-	-	-	NA	-	-	-	-
Total	24,439	885	25,471	0.06%	56%	8	7,066	28%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2020 Pillar 3 report | 49

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	145,843	40,976	185,030	0.06%	20%	23	10,384	6%
0.10 to 0.25	75,031	11,716	86,067	0.22%	20%	37	12,272	14%
0.25 to 1.0	194,476	19,051	209,423	0.57%	20%	237	52,333	25%
1.0 to 2.5	36,418	3,655	38,978	1.44%	21%	118	17,782	46%
2.5 to 10.0	15,317	669	15,657	4.69%	21%	150	14,043	90%
10.0 to 99.99	14,062	200	14,215	23.35%	20%	664	19,141	135%
Subtotal	481,147	76,267	549,370	1.11%	20%	1,229	125,955	23%
Default	4,486	30	4,496	NA	20%	559	5,469	122%
Total	485,633	76,297	553,866	1.91%	20%	1,788	131,424	24%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	148,591	38,041	186,899	0.06%	20%	23	10,472	6%
0.10 to 0.25	75,806	11,352	86,873	0.21%	20%	37	12,165	14%
0.25 to 1.0	182,589	22,417	204,268	0.54%	20%	223	52,592	26%
1.0 to 2.5	43,736	3,657	46,813	1.41%	20%	133	19,616	42%
2.5 to 10.0	17,377	423	17,761	4.72%	20%	171	15,277	86%
10.0 to 99.99	12,079	80	12,177	20.54%	20%	501	16,630	137%
Subtotal	480,178	75,970	554,791	0.97%	20%	1,088	126,752	23%
Default	4,216	21	4,227	NA	20%	554	4,877	115%
Total	484,394	75,991	559,018	1.72%	20%	1,642	131,629	24%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	146,376	38,513	185,186	0.06%	20%	23	10,369	6%
0.10 to 0.25	75,550	11,709	86,992	0.21%	20%	37	12,192	14%
0.25 to 1.0	181,306	23,260	203,842	0.54%	20%	222	52,410	26%
1.0 to 2.5	44,529	3,518	47,470	1.41%	20%	134	20,006	42%
2.5 to 10.0	18,350	448	18,765	4.73%	20%	181	16,249	87%
10.0 to 99.99	11,913	64	11,998	21.20%	20%	509	16,364	136%
Subtotal	478,024	77,512	554,253	0.99%	20%	1,106	127,590	23%
Default	3,895	19	3,908	NA	20%	543	4,543	116%
Total	481,919	77,531	558,161	1.68%	20%	1,649	132,133	24%

1 Outstandings are balances that were drawn down as at the reporting date.

2 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,704	9,799	7,793	0.05%	70%	3	181	2%
0.10 to 0.25	1,146	4,397	3,603	0.16%	73%	4	247	7%
0.25 to 1.0	1,260	1,335	2,109	0.46%	73%	7	346	16%
1.0 to 2.5	2,350	1,146	3,124	1.70%	74%	39	1,373	44%
2.5 to 10.0	1,060	245	1,222	6.22%	73%	55	1,295	106%
10.0 to 99.99	608	95	629	29.22%	70%	130	1,186	189%
Subtotal	8,128	17,017	18,480	1.80%	72%	238	4,628	25%
Default	121	17	121	NA	72%	76	209	173%
Total	8,249	17,034	18,601	2.44%	72%	314	4,837	26%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,808	9,814	6,254	0.05%	70%	2	146	2%
0.10 to 0.25	1,206	4,662	3,529	0.16%	73%	4	242	7%
0.25 to 1.0	1,315	1,463	2,173	0.46%	73%	8	358	16%
1.0 to 2.5	2,525	1,294	3,418	1.71%	74%	43	1,511	44%
2.5 to 10.0	1,176	289	1,405	6.20%	73%	63	1,488	106%
10.0 to 99.99	606	99	649	27.81%	70%	128	1,213	187%
Subtotal	8,636	17,621	17,428	1.98%	72%	248	4,958	28%
Default	113	15	113	NA	72%	80	131	116%
Total	8,749	17,636	17,541	2.61%	72%	328	5,089	29%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,808	9,784	6,245	0.05%	70%	2	146	2%
0.10 to 0.25	1,234	4,900	3,727	0.16%	73%	4	256	7%
0.25 to 1.0	1,366	1,590	2,315	0.46%	73%	8	384	17%
1.0 to 2.5	3,037	1,443	4,050	1.68%	74%	50	1,760	43%
2.5 to 10.0	1,341	353	1,626	6.23%	73%	74	1,736	107%
10.0 to 99.99	717	114	772	27.96%	71%	154	1,461	189%
Subtotal	9,503	18,184	18,735	2.16%	72%	292	5,743	31%
Default	115	17	115	NA	72%	71	167	145%
Total	9,618	18,201	18,850	2.76%	72%	363	5,910	31%

1 Outstandings are balances that were drawn down as at the reporting date.

2 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2020 Pillar 3 report | 51

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	215	940	786	0.05%	48%	-	59	8%
0.10 to 0.25	365	1,376	1,307	0.19%	60%	2	329	25%
0.25 to 1.0	3,469	961	4,252	0.67%	56%	16	2,068	49%
1.0 to 2.5	3,114	919	3,837	1.66%	66%	45	3,232	84%
2.5 to 10.0	3,197	340	3,486	4.90%	67%	121	3,630	104%
10.0 to 99.99	1,185	46	1,254	27.19%	66%	235	1,854	148%
Subtotal	11,545	4,582	14,922	4.07%	62%	419	11,172	75%
Default	298	11	301	NA	67%	182	422	140%
Total	11,843	4,593	15,223	5.96%	62%	601	11,594	76%

							Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	23	20	36	0.07%	65%	-	5	14%
0.10 to 0.25	326	811	965	0.18%	57%	1	226	23%
0.25 to 1.0	3,870	2,136	5,362	0.61%	58%	19	2,514	47%
1.0 to 2.5	3,645	1,221	4,745	1.78%	64%	58	3,990	84%
2.5 to 10.0	2,989	251	3,236	4.77%	67%	110	3,386	105%
10.0 to 99.99	1,255	64	1,333	25.71%	64%	229	1,914	144%
Subtotal	12,108	4,503	15,677	3.93%	62%	417	12,035	77%
Default	271	10	274	NA	65%	165	360	131%
Total	12,379	4,513	15,951	5.58%	62%	582	12,395	78%

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	25	21	39	0.07%	65%	-	5	13%
0.10 to 0.25	354	948	1,072	0.18%	55%	1	239	22%
0.25 to 1.0	3,941	2,455	5,544	0.60%	58%	19	2,603	47%
1.0 to 2.5	3,878	938	4,678	1.76%	65%	57	3,957	85%
2.5 to 10.0	3,192	271	3,455	4.81%	68%	118	3,635	105%
10.0 to 99.99	1,398	72	1,475	26.56%	64%	264	2,133	145%
Subtotal	12,788	4,705	16,263	4.15%	63%	459	12,572	77%
Default	316	10	320	NA	64%	181	510	159%
Total	13,104	4,715	16,583	6.01%	63%	640	13,082	79%

1 Outstandings are balances that were drawn down as at the reporting date.

2 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

52 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

						Regulatory	Risk	Average
31 March 2020		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	241	361	435	0.07%	50%	-	46	11%
0.10 to 0.25	131	191	314	0.19%	21%	-	27	9%
0.25 to 1.0	6,267	3,602	9,770	0.47%	28%	13	2,039	21%
1.0 to 2.5	14,668	1,805	16,447	1.64%	39%	104	8,476	52%
2.5 to 10.0	3,331	309	3,643	5.25%	36%	71	2,534	70%
10.0 to 99.99	1,762	66	1,831	27.83%	38%	190	2,039	111%
Subtotal	26,400	6,334	32,440	3.14%	35%	378	15,161	47%
Default	731	19	741	NA	37%	179	1,651	223%
Total	27,131	6,353	33,181	5.30%	35%	557	16,812	51%

						Regulatory	Risk	Average
30 September 2019		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	295	537	601	0.06%	57%	-	60	10%
0.10 to 0.25	98	114	213	0.23%	20%	-	20	9%
0.25 to 1.0	5,454	3,187	8,666	0.45%	28%	10	1,725	20%
1.0 to 2.5	15,940	1,945	17,809	1.66%	38%	110	8,800	49%
2.5 to 10.0	3,485	316	3,806	5.27%	35%	73	2,448	64%
10.0 to 99.99	1,569	58	1,631	26.19%	37%	158	1,729	106%
Subtotal	26,841	6,157	32,726	2.94%	35%	351	14,782	45%
Default	630	14	639	NA	36%	161	1,308	205%
Total	27,471	6,171	33,365	4.80%	35%	512	16,090	48%

						Regulatory	Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	291	549	605	0.06%	58%	-	61	10%
0.10 to 0.25	99	108	208	0.23%	20%	-	20	10%
0.25 to 1.0	5,463	3,270	8,759	0.45%	28%	11	1,756	20%
1.0 to 2.5	15,556	2,003	17,480	1.66%	38%	107	8,703	50%
2.5 to 10.0	3,644	363	4,012	5.18%	34%	73	2,643	66%
10.0 to 99.99	1,574	66	1,644	25.62%	37%	154	1,801	110%
Subtotal	26,627	6,359	32,708	2.93%	35%	345	14,984	46%
Default	561	13	572	NA	36%	152	1,108	194%
Total	27,188	6,372	33,280	4.60%	35%	497	16,092	48%

1 Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2020 Pillar 3 report | 53

Pillar 3 report Credit risk exposures

Credit Quality

Prior to the onset of the Covid-19 pandemic the portfolio was performing well across retail, business and institutional portfolios. While stressed assets and retail delinquencies had risen moderately in recent periods, these metrics were rising from a low base.

The impact of the COVID-19 pandemic on the Australian economy and Westpac remains uncertain. The severity of its impact will depend on the spread and duration of the pandemic, customer responses, and the effectiveness of the responses from governments and central banks.

Actual losses

31 March 2020	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	1	-	1	(6)	(4)
Business lending	21	-	19	(5)	35
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	8	-	59	-	67
Australian credit cards	197	-	-	(33)	164
Other retail	181	7	1	(54)	135
Small business	20	-	19	-	39
Specialised lending	1	2	-	(2)	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	429	9	99	(100)	437

30 September 2019	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	2	-	35	(7)	30
Business lending	40	2	21	(9)	54
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	14	-	98	(1)	111
Australian credit cards	383	-	-	(43)	340
Other retail	438	17	6	(107)	354
Small business	44	2	32	-	78
Specialised lending	3	6	9	(5)	13
Securitisation	-	-	-	-	-
Standardised	2	-	-	-	2
Total	926	27	201	(172)	982

31 March 2019	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	2	2	(7)	(3)
Business lending	18	1	9	(5)	23
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	6	-	46	-	52
Australian credit cards	162	-	-	(12)	150
Other retail	198	7	2	(45)	162
Small business	20	-	13	-	33
Specialised lending	1	2	9	(2)	10
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	406	12	81	(71)	428

[1]	Write-offs from individually assessed provisions.

54 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
31 March 2020	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	787	2.25%	0.93%	47%	36%	(23%)
Business lending	669	2.24%	1.56%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-
Bank	9	0.43%	0.13%	-	-
Residential mortgages	1,788	0.66%	0.53%	20%	1%	(1%)
Australian credit cards	314	1.68%	1.63%	75%	59%	(2%)
Other retail	601	4.83%	3.80%	69%	45%	(8%)
Small business	557	3.28%	2.21%	39%	12%	(9%)
Specialised lending	813	NA	1.93%	NA	22%	(9%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	5,540

[1]	Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.
[2]	Includes regulatory expected losses for defaulted and non-defaulted exposures.
[3]	A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group March 2020 Pillar 3 report | 55

Pillar 3 report Credit risk exposures

						Observed EAD
30 September 2019	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	523	2.24%	0.93%	47%	36%	(23%)
Business lending	635	2.24%	1.52%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	10	0.44%	0.14%	-	-	-
Residential mortgages	1,642	0.64%	0.51%	20%	2%	(1%)
Australian credit cards	328	1.68%	1.64%	75%	59%	(2%)
Other retail	582	4.82%	3.79%	69%	46%	(8%)
Small business	512	3.19%	2.11%	39%	13%	(9%)
Specialised lending	748	NA	1.90%	NA	22%	(9%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	4,982

						Observed EAD
31 March 2019	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	561	2.24%	0.95%	47%	37%	(23%)
Business lending	642	2.24%	1.53%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	8	0.44%	0.14%	-	-	-
Residential mortgages	1,649	0.64%	0.50%	20%	2%	(1%)
Australian credit cards	363	1.68%	1.65%	75%	58%	(2%)
Other retail	640	4.82%	3.81%	69%	47%	(8%)
Small business	497	3.07%	2.01%	39%	14%	(9%)
Specialised lending	798	NA	1.93%	NA	22%	(8%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	5,160

[1]	Includes regulatory expected losses for defaulted and non-defaulted exposures
[2]	A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

56 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac's credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes:

●	exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD[1];

●	exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The GCCO has the authority to approve exceptions to the A-/A3 minimum; and

●	exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach.

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1]	Excludes collateralised derivative transactions.

Westpac Group March 2020 Pillar 3 report | 57

Pillar 3 report Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2020	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	150,294	(3,765)	146,529	8,562	5,617	305	-
Sovereign	127,690	(626)	127,064	1,422	626	103	-
Bank	34,129	(7,496)	26,633	15,088	7,496	-	-
Standardised	19,616	-	19,616	4,932	-	-	-
Total	331,729	(11,887)	319,842	30,004	13,739	408	-

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2019	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	139,598	(425)	139,173	3,351	2,028	258	-
Sovereign	91,284	(324)	90,960	905	324	221	-
Bank	30,496	(1,735)	28,761	4,639	1,735	-	-
Standardised	22,512	-	22,512	-	-	-	-
Total	283,890	(2,484)	281,406	8,895	4,087	479	-

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2019	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	135,725	(223)	135,502	2,855	1,859	394	3
Sovereign	79,681	(109)	79,572	284	109	101	-
Bank	26,749	(1,278)	25,471	3,790	1,278	-	-
Standardised	18,249	(860)	17,389	3,057	860	-	-
Total	260,404	(2,470)	257,934	9,986	4,106	495	3

[1]	Impact of credit mitigation under the substitution approach.

58 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac actively assesses and manages the derivative and treasury credit risk (known collectively as counterparty credit risk) arising from its derivatives business. Westpac’s process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac’s positions to a credit exposure using Westpac’s Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac’s credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

●	capital to absorb losses arising from the default of derivative counterparties; and

●	capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

●	the limit system monitors for excesses of the pre-determined limits, with any excesses being notified to authorised credit officers;

●	Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades to be netted;

●	Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value;

●	Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default;

●	credit derivatives are used to mitigate credit exposure against certain counterparties; and

●	regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

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Pillar 3 report Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating

A downgrade in Westpac’s credit rating can have an impact on Westpac’s collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $31 million; while for a two notch downgrade, postings would be $33 million1.

Counterparty credit risk summary

	31 March	30 September	31 March
$m	2020	2019	2019
Gross positive fair value of contracts	92,175	89,963	71,944
Netting benefits	(32,468)	(41,834)	(45,159)
Netted current credit exposure	59,707	48,129	26,785

Collateral held	(11,887)	(2,798)	(2,471)
Mark-to-market credit related risk reduction	(263)	(159)	(112)
Net derivatives credit exposure	47,557	45,172	24,202

Exposure at default
Gross credit exposure amount of credit derivative hedges		-	-
Credit exposure		-	-
Interest rate contracts	17,070	19,587	7,665
Foreign exchange contracts	20,403	18,251	9,702
Equity contracts	5	6	414
Credit derivatives	141	155	263
Commodity contracts	1,201	1,186	4,762
Other	8,737	5,987	1,396
Total	47,557	45,172	24,202

Credit derivative transactions that create exposures to counterparty credit risk

31 March 2020	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	69	72	-
Total Return Swaps
Credit options
Credit linked notes
Collateralised Loan Obligations
Other
Total	69	72	-	-

30 September 2019	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	29	126	1	5
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	29	126	1	5

1 Credit rating downgrade postings are cumulative.

60 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Counterparty credit risk

31 March 2019	Westpac Portfolio	Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	129	132	-	3
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	129	132	-	3

Westpac Group March 2020 Pillar 3 report | 61

Pillar 3 report Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

●	traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

●	synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper market through the Waratah conduit, which is the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging asset backed bond issues. Westpac provides facilities to the Waratah securitisation conduit including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	● Arranger ● Asset originator ● Bond distributor ● Facility provider	● Note holder ● Trust manager ● Swap provider ● Servicer
Securitisation in the management of Westpac’s credit portfolio	● Hedger - protection purchaser ● Investor - protection seller ● Investor - purchaser of securitisation exposures

1  The credit exposures of the underlying loans are measured in accordance with APS113.

62 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Securitisation

Provision of securitisation services including funding and management of conduit vehicle	● Arranger ● Bond distributor ● Credit enhancement provider ● Funder	● Liquidity facility provider ● Swap counterparty servicer ● Market maker and broker for distributed bonds

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac's own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with the securitisation conduit and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 57 and 58).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed

Westpac Group March 2020 Pillar 3 report | 63

Pillar 3 report Securitisation

transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 57 and 58). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 59 and 60) and market risk management (see pages 72 and 73) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is measured in accordance with APS1201. APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied2. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the SFA instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Securitisation exposures are assessed using either the ERBA or SFA approaches.

Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding facilities related to securitised assets on Westpac’s balance sheet.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac's balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

1 The latest version of APS120 came into effect from 1 January 2019.

2 Including the requirements to achieve capital relief.

64 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2020	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	106,523	-	-	68	838	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,306	-	-	38	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	108,829	-	-	106	838	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2019	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	96,725	-	-	70	781	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,710	-	-	36	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	99,435	-	-	106	781	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2019	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	92,969	-	-	66	737	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,256	-	-	46	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	96,225	-	-	112	737	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

$m	31 March 2020	30 September 2019	31 March 2019
Residential mortgages	122	310	87
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	122	310	87

[1]	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
[2]	Includes self-securitisation assets of $98,212 million as at 31 March 2020 ($90,184 million as at 30 September 2019 and $85,449 million at 31 March 2019).

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Pillar 3 report Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 6 months ended
31 March 2020	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	19,547	-
Credit cards	-	-
Auto and equipment finance	318	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	19,865	-

For the 12 months ended
30 September 2019	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	30,899	-
Credit cards	-	-
Auto and equipment finance	600	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	31,499	-

For the 6 months ended
31 March 2019	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	17,444	-
Credit cards	-	-
Auto and equipment finance	295	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	17,739	-

66 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

31 March 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,583	39	8,622
Liquidity facilities	-	-	306	306
Funding facilities	3,163	-	783	3,946
Underwriting facilities	-	-	-	-
Lending facilities	536	-	299	835
Warehouse facilities	10,408	-	3,980	14,388
Total	14,107	8,583	5,407	28,097

30 September 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,685	37	8,722
Liquidity facilities	147	-	384	531
Funding facilities	2,989	-	1,054	4,043
Underwriting facilities	-	-	-	-
Lending facilities	428	-	169	597
Warehouse facilities	10,310	-	2,571	12,881
Total	13,874	8,685	4,215	26,774

31 March 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,746	34	8,780
Liquidity facilities	-	-	299	299
Funding facilities	2,577	-	1,168	3,745
Underwriting facilities	-	-	-	-
Lending facilities	9	-	8	17
Warehouse facilities	9,435	-	3,653	13,088
Total	12,021	8,746	5,162	25,929

Westpac Group March 2020 Pillar 3 report | 67

Pillar 3 report
Securitisation

Banking book securitisation exposure at default by risk weight band

31 March 2020	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	5	-	5	-	-	-
Greater than 10 - 20%	22,579	-	22,579	3,887	-	3,887
Greater than 20 - 30%	2,787	-	2,787	680	-	680
Greater than 30 - 50%	2,109	-	2,109	814	-	814
Greater than 50 - 75%	554	-	554	306	-	306
Greater than 75 - 100%	2	-	2	2	-	2
Greater than 100 - 250%	48	-	48	57	-	57
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	14	-	14	-	-	-
Total	28,097	-	28,097	5,747	-	5,747

30 September 2019	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	21,676	-	21,676	3,743	-	3,743
Greater than 20 - 30%	2,007	-	2,007	498	-	498
Greater than 30 - 50%	2,225	-	2,225	859	-	859
Greater than 50 - 75%	464	-	464	266	-	266
Greater than 75 - 100%	373	-	373	350	-	350
Greater than 100 - 250%	30	-	30	33	-	33
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	26,774	-	26,774	5,749	-	5,749

31 March 2019	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	21,621	-	21,621	3,771	-	3,771
Greater than 20 - 30%	1,825	-	1,825	461	-	461
Greater than 30 - 50%	1,723	-	1,723	714	-	714
Greater than 50 - 75%	439	-	439	252	-	252
Greater than 75 - 100%	267	-	267	249	-	249
Greater than 100 - 250%	36	-	36	40	-	40
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	18	-	18	96	-	96
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	25,929	-	25,929	5,583	-	5,583

Banking book securitisation exposure deducted from capital

$m	31 March 2020	30 September 2019	31 March 2019
Securities	-	-	-
Liquidity facilities	-	-	-
Funding facilities	14	-	-
Underwriting facilities	-	-	-
Credit enhancements	-	-	-
Derivative transactions	-	-	-
Total	14	-	-

68 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report
Securitisation

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 31 March 2020 (nil as at 30 September 2019).

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2020 resecuritisation exposures subject to CRM was nil (nil at 30 September 2019).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 31 March 2020 (nil as at 30 September 2019).

Trading book summary of assets securitised by Westpac

As at 31 March 2020 there was nil in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 30 September 2019).

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2020 (nil as at 30 September 2019).

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 31 March 2020 (nil for the 6 months to 30 September 2019).

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

As at 31 March 2020 there is no Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 30 September 2019).

Westpac Group March 2020 Pillar 3 report | 69

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 March 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	92	-	92
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	116	116
Other derivatives	-	-	16	16
Total	-	92	132	224

30 September 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	44	-	44
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	59	59
Other derivatives	-	-	13	13
Total	-	44	72	116

31 March 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	30	-	30
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	48	48
Other derivatives	-	-	7	7
Total	-	30	55	85

Trading book securitisation exposure subject to specific risk

There is no trading book securitisation exposure subject to specific risk for 31 March 2020 (nil for 30 September 2019).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 31 March 2020 (nil for 30 September 2019).

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no trading book capital requirement for securitisation subject to IMA for 31 March 2020 (nil for 30 September 2019).

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2020 (nil for 30 September 2019).

[1]	EAD associated with trading book securitisation is not included in the EAD by Major Type on page 33. Trading book securitisation exposure is captured and risk weighted under APS116.

70 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report
Securitisation

Trading book securitisation exposure deducted from capital

There is no trading book capital deduction for 31 March 2020 (nil for 30 September 2019).

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 31 March 2020 (nil for 30 September 2019).

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 31 March 2020 (nil for 30 September 2019).

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2020 (nil for 30 September 2019).

Westpac Group March 2020 Pillar 3 report | 71

Pillar 3 report Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Financial Markets’ trading activity includes dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

Trading activities are managed within a BRCC approved market risk framework that incorporates BRCC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac’s risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk.

Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC will meet monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from Common Equity Tier 1 Capital for exposures which are not be captured through the fair valuation framework.

VaR and SVaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

The BRCC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

72 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk and Treasury Risk teams, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

●	trading authorities and responsibilities are clearly delineated at all levels;

●	a structured system of limits and reporting of risk exposures, including stress testing;

●	surveillance of dealing room conduct;

●	all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

●	models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

●	duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

●	legal personnel review documentation for compliance with relevant laws and regulations. In addition, internal audit independently reviews compliance with policies, procedures and limits.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	31 March 2020	30 September 2019	31 March 2019
Internal model approach	571	652	596
Standard approach	101	96	71
Total capital required	672	748	667
Risk weighted assets	8,396	9,350	8,338

Westpac Group March 2020 Pillar 3 report | 73

Pillar 3 report Market risk

VaR by risk type

31 March 2020	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	21.7	7.0	9.9	15.4
Foreign exchange risk	11.2	0.5	3.9	1.5
Equity risk	0.4	0.0	0.1	0.4
Commodity risk	3.4	1.2	2.2	2.7
Other market risks	32.9	2.4	6.5	28.1
Diversification benefit	NA	NA	(10.9)	(25.1)
Net market risk[1]	31.8	7.1	11.6	23.0

30 September 2019	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	14.3	6.6	10.1	8.2
Foreign exchange risk	7.0	0.8	3.6	3.0
Equity risk	0.2	0.0	0.1	0.0
Commodity risk	42.0	1.7	8.2	2.6
Other market risks	4.6	2.8	3.7	4.0
Diversification benefit	NA	NA	(11.5)	(8.8)
Net market risk[1]	45.3	7.9	14.1	9.2

31 March 2019	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	14.9	8.7	11.8	10.5
Foreign exchange risk	8.6	1.4	4.5	3.5
Equity risk	0.1	0.0	0.0	0.1
Commodity risk	14.5	4.6	8.1	13.5
Other market risks	5.5	2.0	3.3	3.7
Diversification benefit	NA	NA	(13.2)	(15.0)
Net market risk[1]	18.8	10.7	14.6	16.3

Stressed VaR by risk type

31 March 2020	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	85.7	39.5	58.0	55.5
Foreign exchange risk	34.3	0.9	10.8	2.4
Equity risk	0.3	0.0	0.1	0.2
Commodity risk	13.1	2.2	5.0	5.9
Other market risks	23.3	16.2	18.8	19.0
Diversification benefit	NA	NA	(66.6)	(22.5)
Net market risk[1]	89.4	34.0	56.0	60.6

30 September 2019	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	93.6	38.4	57.9	48.0
Foreign exchange risk	26.2	1.4	11.4	9.3
Equity risk	0.3	0.0	0.1	0.1
Commodity risk	105.4	4.0	14.1	5.6
Other market risks	19.6	12.4	16.7	19.0
Diversification benefit	NA	NA	(89.5)	(28.0)
Net market risk[1]	106.2	37.9	56.4	54.0

1 VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

74 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Market risk

31 March 2019	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	90.3	33.7	58.6	63.4
Foreign exchange risk	36.6	2.4	14.6	6.5
Equity risk	0.2	0.1	0.2	0.2
Commodity risk	34.0	6.7	17.0	30.3
Other market risks	14.4	8.8	12.7	14.4
Diversification benefit	NA	NA	(89.0)	(48.0)
Net market risk[1]	86.8	39.8	57.8	66.8

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2020.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

1 The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac Group March 2020 Pillar 3 report | 75

Pillar	3 report
Interest Rate Risk in the Banking Book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval. A standardised calculation of credit spread risk is added to the VaR regulatory capital measure.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of ALCO and the Treasury Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a set time horizon using defined scenarios for movements in wholesale market interest rates. The NII measurement framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. The interest rate scenarios modelled include those projected using 100 and 200 basis point shifts up and down from current market yield curves.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a defined basis point shock over a one year risk horizon. This limit is monitored by the Treasury Risk team.

VaR limit

The BRCC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Treasury Risk team. Additionally, the BRCC and the Treasury Risk team set structural risk limits to prevent undue concentration of risk

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac's reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Treasury Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC to provide transparency of material market risks and issues.

Westpac Group March 2020 Pillar 3 report | 76

Pillar 3 report

Interest Rate Risk in the Banking Book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2020	200bp parallel	200bp parallel
$m	increase	decrease
AUD	7.7	5.6
NZD	10.2	10.6
USD	71.1	(38.9)
Total	89.0	(22.7)

30 September 2019	200bp parallel	200bp parallel
$m	increase	decrease
AUD	67.9	(24.0)
NZD	2.2	14.6
USD	70.7	(73.0)
Total	140.8	(82.4)

31 March 2019	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(560.1)	518.4
NZD	18.6	(6.2)
USD	7.5	(11.5)
Total	(534.0)	500.7

VaR results for non-traded interest rate risk1

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2020	2019	2019
High	169.2	37.3	31.8
Low	31.0	25.2	19.4
Average	45.7	32.4	23.2
Period end	169.2	34.1	30.8

Interest rate risk in the banking book regulatory capital and risk weighted assets2

	31 March	30 September	31 March
$m	2020	2019	2019
Total capital required	424	42	566
Risk weighted assets	5,305	530	7,076

[1]	IRRBB VaR includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes.
[2]	IRRBB capital currently includes a $500m adjustment for the impacts of the low interest rate environment pending a model upgrade. The effect of this adjustment is offset by gains embedded in the valuation of banking book exposures which are a component of the IRRBB capital calculation.

Westpac Group March 2020 Pillar 3 report | 77

Pillar 3 report

Operational risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines our approach to the:

●	identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

●	identification and escalation of operational risk incidents in order to mitigate potential financial loss, regulatory impacts and reputational damage that may impact shareholders, the community, and employees; and

●	calculation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRCC are supported by committees, including RISKCO, that monitor the Group’s operational risk profile and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Management (RCM) - The RCM process provides a structured approach both at a Divisional and Business Unit level for the identification, assessment and management of operational risks that could prevent Westpac from meeting its strategic and business objectives.

Issue and Action Management - The Issue and Action Management process encompasses the identification and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the risk and control environment.

Incident Management - Incident management involves identifying operational risk events, capturing them in the Group’s operational risk system and escalating them to appropriate levels of management. Early identification supports the ability to mitigate any immediate impacts, address the primary cause, and devise management actions to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of severe but plausible loss events and is an input to the calculation of operational risk capital.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Controls Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

Westpac Group March 2020 Pillar 3 report | 78

Pillar 3 report

Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. Westpac’s operational risk capital is based on three data sources:

●	Internal Loss Data – operational risk losses experienced by Westpac;

●	External Loss Data – operational risk losses experienced by other financial institutions; and

●	Scenario Data – potential losses from severe but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

$m	31 March 2020	30 September 2019	31 March 2019
Advanced measurement approach	2,562	2,549	2,491
Standardised approach overlay	765	765	600
Culture, Governance & Accountability Review overlay	500	500	-
AUSTRAC related overlay	500	-	-
Total capital required	4,327	3,814	3,091
Risk weighted assets	54,093	47,680	38,641

Westpac Group March 2020 Pillar 3 report | 79

Pillar 3 report

Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Portfolio and transactional limits for Westpac’s direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BRCC (under delegation from the Westpac Board) will consider and approve risks beyond management’s approval authority.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either at fair value through other comprehensive income (OCI), fair values through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

●	Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value.

●	The equity method of accounting is used for investments in Associates. Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

●	A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

●	Investment exposures are reported annually to MARCO.

Westpac Group March 2020 Pillar 3 report | 80

Pillar 3 report

Equity risk

Book value of equity exposures

	31 March	30 September	31 March
$m	2020	2019	2019
Listed equity exposures (publicly traded)	199	328	383
Unlisted equity exposures (privately traded)	128	97	98
Total book value of equity exposures	327	425	481

Gains/losses

	31 March	30 September	31 March
$m	2020	2019	2019
Cumulative realised gains (losses)	-	(2)	1

Total unrealised gains (losses) through profit & loss	(91)	(72)	(29)
Total unrealised gains (losses) through equity		-	-
Total latent revaluation gains (losses)		-	-

Westpac Group March 2020 Pillar 3 report | 81

Pillar 3 report

Funding and liquidity risk management

Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets.

Approach

Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy.

Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk.

Liquidity Risk Management Framework

The Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and Net Stable Funding Ratio (NSFR).

Liquid asset holdings

Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions.

Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac’s wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing framework which allocates liquidity costs across Westpac.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board.

Liquidity reporting

Daily liquidity risk reports are reviewed by the Group’s Treasury and Treasury Risk teams. Liquidity reports are presented to ALCO monthly and to the Board quarterly.

Westpac Group March 2020 Pillar 3 report | 82

Pillar 3 report Liquidity coverage ratio

Liquidity Coverage Ratio

Westpac’s LCR as at 31 March 2020 was 154%1 (31 December 2019: 130%) and the average LCR for the quarter was 140%2 (31 December 2019: 132%).

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA), the Committed Liquidity Facility (CLF), the Term Funding Facility (TFF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $52.0 billion for the calendar year 2020 (2019 calendar year: $54.0 billion). Westpac received approval from APRA for an Initial Allowance of TFF of $17.9 billion from 31 March 2020. Westpac maintains a portfolio of HQLA and these averaged $98.6 billion over the quarter2.

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

		31 March 2020		31 December 2019
$m		Total unweighted value (average)[2]	Total weighted value (average)[2]	Total unweighted value (average)[2]	Total weighted value (average)[2]

Liquid assets, of which:
1	High-quality liquid assets (HQLA)		98,611		87,120
2	Alternative liquid assets (ALA)		46,069		47,950
3	Reserve Bank of New Zealand (RBNZ) securities		8,238		8,098

Cash Outflows
4	Retail deposits and deposits from small business customers, of which:	252,779	22,866	250,147	22,638
5	Stable deposits	121,722	6,086	121,356	6,068
6	Less stable deposits	131,057	16,780	128,791	16,570

7	Unsecured wholesale funding, of which:	133,858	65,160	131,192	65,100
8	Operational deposits (all counterparties) and deposits in networks for cooperative banks	53,192	13,224	50,784	12,624
9	Non-operational deposits (all counterparties)	68,623	39,893	68,156	40,224
10	Unsecured debt	12,043	12,043	12,252	12,252

11	Secured wholesale funding		-		1

12	Additional requirements, of which:	193,136	28,113	188,922	25,166
13	Outflows related to derivatives exposures and other collateral requirements	12,582	12,582	10,856	10,856
14	Outflows related to loss of funding on debt products	1,269	1,269	183	183
15	Credit and liquidity facilities	179,285	14,262	177,883	14,127

16	Other contractual funding obligations	526	526	1,256	1,256
17	Other contingent funding obligations	42,212	3,642	42,224	3,630

18	Total cash outflows		120,307		117,791

Cash inflows
19	Secured lending (e.g. reverse repos)	6,381	-	7,730	-
20	Inflows from fully performing exposures	11,675	7,057	11,734	6,910
21	Other cash inflows	4,282	4,282	2,642	2,642
22	Total cash inflows	22,338	11,339	22,106	9,552

23	Total liquid assets		152,918		143,168
24	Total net cash outflows		108,968		108,239
25	Liquidity Coverage Ratio (%)		140%		132%
	Number of data points used		64		65

1 Calculated as total liquid assets divided by total net cash outflows.

2 Calculated as a simple average of the daily observations over the quarter.

Westpac Group March 2020 Pillar 3 report | 83

Pillar 3 report Net stable funding ratio

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one year horizon. Westpac’s NSFR as at 31 March 2020 was 117%1 (31 December 2019 112%). Westpac maintains a buffer over the regulatory minimum of 100%.

		Unweighted value by residual maturity				Weighted value
31 March 2020 $m		No maturity	< 6 months	6 months to < 1yr	> 1 year
Available Stable Funding (ASF) Item
1	Capital	89,641	-	-	-	89,641
2	Regulatory capital	89,641	-	-	-	89,641
3	Other capital instruments	-	-	-	-	-

4	Retail deposits and deposits from small business customers	237,278	93,615	370	231	305,607
5	Stable deposits	118,128	26,632	12	18	137,551
6	Less stable deposits	119,150	66,983	359	214	168,056

7	Wholesale funding	129,391	150,245	48,178	129,360	231,654
8	Operational deposits	61,812	-	-	-	30,906
9	Other wholesale funding	67,579	150,245	48,178	129,360	200,748

10	Liabilities with matching interdependent assets	-	-	-	-	-

11	Other liabilities	-	34,706	700	424	774
12	NSFR derivative liabilities		10,394
13	All other liabilities and equity not included in the above categories		24,312	700	424	774

14	Total ASF					627,676
Required Stable Funding (RSF) Item
15a)	Total NSFR (High quality liquid assets - HQLA)					3,928
15b)	Alternate Liquid Assets (ALA)					6,990
15c)	Reserve Bank of New Zealand (RBNZ) securities					343

16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17	Performing loans and securities	1,278	53,570	38,547	577,995	477,334
18	Performing loans to financial institutions secured by Level 1 HQLA	1,193	3,889	-	-	1,582

19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	85	4,558	2,435	15,663	17,649

20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	37,074	27,475	138,612	149,827
21	With a risk weight of less than or equal to 35% under APS 112	-	206	29	1,339	988

22	Performing residential mortgages, of which:	-	7,519	7,932	418,324	303,175
23	With a risk weight equal to 35% under APS 112	-	6,913	7,291	370,129	260,724

24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	529	706	5,396	5,101

25	Assets with matching interdependent liabilities	-	-	-	-	-

26	Other assets:	11,569	30,448	474	19,105	36,803
27	Physical traded commodities, including gold	-				-
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		2,070			1,760
29	NSFR derivative assets		10,437			43
30	NSFR derivative liabilities before deduction of variation margin posted		15,031			3,006
31	All other assets not included in the above categories	11,569	2,910	474	19,105	31,994

32	Off-balance sheet items		184,477			11,203

33	Total RSF					536,601

34	Net Stable Funding Ratio (%)					117.0%

1 Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

Westpac Group March 2020 Pillar 3 report | 84

Pillar 3 report Net stable funding ratio

		Unweighted value by residual maturity				Weighted value
31 December 2019 $m		No maturity	< 6 months	6 months to < 1yr	> 1 year
Available Stable Funding (ASF) Item
1	Capital	86,507	-	-	-	86,507
2	Regulatory capital	86,507	-	-	-	86,507
3	Other capital instruments	-	-	-	-	-

4	Retail deposits and deposits from small business customers	232,189	96,366	417	224	303,582
5	Stable deposits	116,788	28,869	16	19	138,408
6	Less stable deposits	115,401	67,497	401	205	165,174

7	Wholesale funding	92,469	168,048	46,304	121,907	213,878
8	Operational deposits	52,716	-	-	-	26,358
9	Other wholesale funding	39,753	168,048	46,304	121,907	187,520

10	Liabilities with matching interdependent assets	-	-	-	-	-

11	Other liabilities	-	22,067	-	489	489
12	NSFR derivative liabilities		5,111
13	All other liabilities and equity not included in the above categories		16,956	-	489	489

14	Total ASF					604,456
Required Stable Funding (RSF) Item
15a)	Total NSFR (High quality liquid assets - HQLA)					3,333
15b)	Alternate Liquid Assets (ALA)					5,400
15c)	Reserve Bank of New Zealand (RBNZ) securities					348

16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17	Performing loans and securities	607	59,447	40,144	581,768	481,301
18	Performing loans to financial institutions secured by Level 1 HQLA	484	3,727	-	-	857

19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	123	6,761	2,810	11,705	14,248

20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	41,585	29,215	127,912	143,865
21	With a risk weight of less than or equal to 35% under APS 112	-	39	180	1,298	954

22	Performing residential mortgages, of which:	-	6,987	7,402	437,066	317,489
23	With a risk weight equal to 35% under APS 112	-	6,404	6,799	387,196	271,645

24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	388	718	5,084	4,842

25	Assets with matching interdependent liabilities	-	-	-	-	-

26	Other assets:	11,660	21,992	417	20,422	38,191
27	Physical traded commodities, including gold	-				-
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		1,626			1,382
29	NSFR derivative assets		6,075			963
30	NSFR derivative liabilities before deduction of variation margin posted		13,332			2,666
31	All other assets not included in the above categories	11,660	960	417	20,422	33,180

32	Off-balance sheet items		187,064			11,352

33	Total RSF					539,925

34	Net Stable Funding Ratio (%)					112.0%

Westpac Group March 2020 Pillar 3 report | 85

Pillar 3 report Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

31 March 2020 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template

Assets
Cash and balances with central banks	45,815	(126)	45,689
Collateral paid	5,339	-	5,339
Due from subsidiaries	-	225	225
Trading securities and financial assets measured at fair value through income statement (FVIS)	26,280	(375)	25,905
Derivative financial instruments	56,661	-	56,661
Available-for-sale securities	-	-	-
Investment securities	85,789	(76)	85,713
Loans	719,678	-	719,678
Other financial assets	5,849	(646)	5,203
Current tax assets	-	-	-
Life insurance assets	2,574	(2,574)	-
Investments in associates	101	-	101
Property and equipment	4,170	(4)	4,166
Deferred tax assets	2,623	(13)	2,610	Table a
Intangible assets	11,943	(306)	11,637	Table b
Investments in life & general insurance, funds management & securitisation entities	-	1,633	1,633	Table c
Other assets	840	(386)	454
Total assets	967,662	(2,648)	965,014

Liabilities
Collateral received	12,728	-	12,728
Due to subsidiaries	-	518	518
Deposits and other borrowings	582,920	-	582,920
Other financial liabilities	33,996	(148)	33,848
Derivative financial instruments	48,089	-	48,089
Debt issues	185,835	-	185,835
Current tax liabilities	31	(31)	-
Life insurance liabilities	604	(604)	-
Provisions	4,669	(27)	4,642
Deferred tax liabilities	45	(31)	14
Loan capital	25,807	-	25,807	Table d and e
Other liabilities	5,292	(952)	4,340
Total liabilities	900,016	(1,275)	898,741

Equity

Ordinary share capital	40,503	-	40,503	Row 1
Treasury shares and RSP treasury shares	(586)	-	(586)	Table f
Reserves	1,688	(54)	1,634	Table g
Retained Profits	25,985	(1,325)	24,660	Row 2
Non-controlling interests	56	6	62
Total equity	67,646	(1,373)	66,273

86 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	31 March 2020	Capital Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	2,610
Deferred tax asset adjustment before applying prescribed thresholds	2,610	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(2,610)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	31 March 2020	Capital Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,637
Less: Capitalised Software Disclosed Under Intangibles	(2,029)	Row 9
Total per Capital Disclosure Template - Goodwill	9,608	Row 8

$m	31 March 2020	Capital Disclosure Template Reference
Table c
Equity Investments
Significant Investment in financial entities	204
Equity Investments in non-consolidated subsidiaries	1,633
Total Significant Investment in financial entities	1,837	Row 73
Non-significant Investment in financial entities	55	Row 72
Total Investments in financial institutions	1,892	Row 26d
Investment in commercial entities	68	Row 26g
Total Equity Investments before applying prescribed threshold	1,960
Less: Amounts below prescribed threshold	(1,960)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	31 March 2020	Capital Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	25,807
Less: Tier 2 Capital Instruments Reported Below	(16,161)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	52
Less: Fair Value Adjustment[2]	(225)
Total per Capital Disclosure Template - Tier 1 Capital	9,473	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes 2	1,311
Westpac Capital Notes 3	1,324
Westpac Capital Notes 4	1,702
Westpac Capital Notes 5	1,690
Westpac Capital Notes 6	1,423
SEC Registered Capital Securities	2,023
Total Basel III complying instruments	9,473	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	9,473	Row 36

1 Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

2 For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

Westpac Group March 2020 Pillar 3 report | 87

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	31 March 2020	Capital Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	16,161
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	-
Less: Fair Value Adjustment[2]	(1,139)
Less: Cumulative amortisation of Tier 2 Capital Instruments	-
Less: Basel III transitional adjustment	-	Row 56c
Provisions	79	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	15,101	Row 51

Tier 2 Capital included in Regulatory Capital
AUD350 million Westpac Subordinated Notes	350
SGD325 million Westpac Subordinated Notes	369
USD100 million Westpac Subordinated Notes	162
AUD700 million Westpac Subordinated Notes	700
JPY20,000 million Westpac Subordinated Notes	298
JPY10,200 million Westpac Subordinated Notes	152

JPY10,000 million Westpac Subordinated Notes	149
AUD175 million Westpac Subordinated Notes	175
NZD400 million Westpac Subordinated Notes	390
USD1,500 million Westpac Subordinated Notes	2,422
JPY8,000 million Westpac Subordinated Notes	119
JPY13,500 million Westpac Subordinated Notes	201
JPY12,000 million Westpac Subordinated Notes	179
HKD 600 million Westpac Subordinated Notes	125
AUD350 million Westpac Subordinated Notes	350
AUD185 million Westpac Subordinated Notes	185
AUD250 million Westpac Subordinated Notes	250
AUD130 million Westpac Subordinated Notes	130
AUD725 million Westpac Subordinated Notes II	725
USD1,000 million Westpac Subordinated Notes	1,599
USD1,250 million Westpac Subordinated Notes	2,003
AUD1,000 million Westpac Subordinated Notes	1,000
USD1,500 million Westpac Subordinated Notes	2,422
Total Basel III complying instruments	14,455	Row 46

USD352 million Perpetual Floating Rate Notes	567
Total Basel III non complying instruments	567
Less: Basel III transitional adjustment	-	Row 85
Total Basel III non complying instruments after transitional adjustment	567	Row 47
Provisions	79	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	15,101	Row 51

$m	31 March 2020	Capital Disclosure Template Reference
Table f
Treasury Shares and RSP Treasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(586)
Less: Treasury Shares not included for Level 2 Regulatory Capital	(33)
Total per Capital Disclosure Template - Treasury Shares	(619)	Row 26a

$m	31 March 2020	Capital Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	1,634
Less: Share Based Payment Reserve not included within capital	(56)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income	1,578	Row 3

[1]	For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

88 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m		31 March 2020	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	40,503
2	Retained earnings	24,659
3	Accumulated other comprehensive income (and other reserves)	1,578	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	61
6	Common Equity Tier 1 capital before regulatory adjustments	66,801
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(9,608)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,029)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	(64)
12	Shortfall of provisions to expected losses	-
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(407)
15	Defined benefit superannuation fund net assets	(80)
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(6,631)
26a	of which: treasury shares	(619)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	229
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(1,892)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(2,610)	Table a
26f	of which: capitalised expenses	(1,656)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(68)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-

26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(15)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(18,819)
29	Common Equity Tier 1 Capital (CET1)	47,982

Westpac Group March 2020 Pillar 3 report | 89

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		31 March 2020	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	9,473	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	9,473	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	9,473	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	9,473	Table d
45	Tier 1 Capital (T1=CET1+AT1)	57,455
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	14,455	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	567	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	79	Table e
51	Tier 2 Capital before regulatory adjustments	15,101	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-

54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(52)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(52)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-
57	Total regulatory adjustments to Tier 2 capital	(242)
58	Tier 2 capital (T2)	14,859
59	Total capital (TC=T1+T2)	72,314
60	Total risk-weighted assets based on APRA standards	443,905

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Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		31 March 2020	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	10.8%
62	Tier 1 (as a percentage of risk-weighted assets)	12.9%
63	Total capital (as a percentage of risk-weighted assets)	16.3%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	8.0%
65	of which: capital conservation buffer requirement[1]	3.5%
66	of which: ADI-specific countercyclical buffer requirements	0.0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	10.8%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.5%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.0%
71	National total capital minimum ratio (if different from Basel III minimum)	8.0%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	55	Table c
73	Significant investments in the ordinary shares of financial entities	1,837	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	2,610	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	79	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	260
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	2,054
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	1,115
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	1,137
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

	Exposure at default	Risk Weighted Assets[2]	Jurisdictional buffer	ADI-specific buffer
France	-	7	0.250%	0.00000%
Hong Kong	3,402	2,308	1.000%	0.00617%
Luxembourg	-	129	0.250%	0.00009%
Norway	4	9	1.000%	0.00003%

Other	1,085,698	371,501	0.000%	0.00000%
Total	1,089,104	373,954		0.00629%

Total Risk Weighted Assets				443,905
Countercyclical capital buffer				28

[1]	Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.
[2]	Represents total private sector (excludes Banks and Sovereigns) credit and specific market risk weighted assets.

Westpac Group March 2020 Pillar 3 report | 91

Pillar 3 report Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital-NZ-Limited
1925 (Commercial) Pty Limited	Westpac Debt Securities Pty Limited
1925 (Industrial) Pty Limited	Westpac Direct Equity Investments Pty Limited
Belliston Pty Limited	Westpac Equity Investments NZ Limited
Bill Acceptance Corporation Pty Limited	Westpac Finance (HK) Limited
Capital Finance Australia Limited	Westpac Financial Holdings Pty Limited
CBA Limited	Westpac Group Investment-NZ-Limited
Challenge Limited	Westpac Holdings-NZ-Limited
Mortgage Management Pty Limited	Westpac Investment Capital Corporation
Partnership Pacific Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
Partnership Pacific Securities Pty Limited	Westpac Investment Vehicle Pty Limited
Pashley Investments Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
Sallmoor Pty Limited	Westpac New Zealand Group Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Business Finance Pty Limited	Westpac Overseas Holdings Pty Limited
St.George Equity Finance Limited	Westpac Properties Limited
St.George Finance Holdings Limited	Westpac Securitisation Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Structured Products Limited
Value Nominees Pty Limited	Westpac TPS Trust
Westpac Administration 2 Pty Limited	Westpac Unit Trust
Westpac Administration Pty Limited	Westpac USA Inc.
Westpac Americas Inc.

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Capital Finance New Zealand Limited
Altitude Administration Pty Limited	Capital Fleetlease Limited
Altitude Rewards Pty Limited	Capital Motor Finance Limited
Aotearoa Financial Services Limited	Capital Rent Group Limited
BT (Queensland) Pty Limited	Crusade ABS Series 2016-1 Trust
BT Australia Pty Limited	Crusade ABS Series 2017-1 Trust
BT Financial Group (NZ) Limited	Crusade ABS Series 2017-1P Trust
BT Financial Group Pty Limited	Crusade ABS Series 2018-1P Trust
BT Securities Limited	Crusade Trust No.2P of 2008
Capital Corporate Finance Limited	Danaby Pty Limited
Capital Finance (NZ) Limited	General Credits Pty Limited

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Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 2 Entities (Continued)

Hastings Management Pty Limited	Westpac Altitude Rewards Trust
Net Nominees Limited	Westpac Asian Lending Pty Limited
Number 120 Limited	Westpac Bank-PNG-Limited
Oniston Pty Limited	Westpac Capital Markets Holding Corp.
Qvalent Pty Limited	Westpac Capital Markets LLC
RAMS Financial Group Pty Limited	Westpac Cash PIE Fund
RMS Warehouse Trust 2007-1	Westpac Covered Bond Trust
Series 2008-1M WST Trust	Westpac Equity Holdings Pty Limited
Series 2011-2 WST Trust	Westpac Europe Limited
Series 2011-3 WST Trust	Westpac Financial Consultants Limited
Series 2012-1 WST Trust	Westpac Financial Services Group Limited
Series 2013-1 WST Trust	Westpac Financial Services Group-NZ-Limited
Series 2013-2 WST Trust	Westpac Global Capital Markets Pty Limited
Series 2014-1 WST Trust	Westpac Investment Vehicle No.3 Pty Limited
Series 2014-2 WST Trust	Westpac New Zealand Limited
Series 2015-1 WST Trust	Westpac Notice Saver PIE Fund
Series 2019-1 WST Trust	Westpac NZ Covered Bond Holdings Limited
Series 2020-1 WST Trust	Westpac NZ Covered Bond Limited
SIE-LEASE (Australia) Limited	Westpac NZ Operations Limited
SIE-LEASE (New Zealand) Pty Limited	Westpac NZ Securitisation Holdings Limited
St.George Commercial Credit Corporation Limited	Westpac NZ Securitisation Limited
St.George Finance Limited	Westpac NZ Securitisation No.2 Limited
St.George Motor Finance Limited	Westpac Securities Limited
The Home Mortgage Company Limited	Westpac Securities NZ Limited
W2 Investments Pty Limited	Westpac Securitisation Management Pty Limited
Westpac (NZ) Investments Limited	Westpac Singapore Limited
Westpac Administration 3 Pty Limited	Westpac Syndications Management Pty Limited
Westpac Administration 4 Pty Limited	Westpac Term PIE Fund

Westpac Group March 2020 Pillar 3 report | 93

Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	St.George Life Pty Limited
Asgard Capital Management Limited	Sydney Capital Corporation Inc.
Asgard Wealth Solutions Limited	Waratah Receivables Corporation Pty Limited
BT Funds Management (NZ) Limited	Waratah Securities Australia Limited
BT Funds Management Limited	Westpac Custodian Nominees Pty Limited
BT Funds Management No.2 Limited	Westpac Databank Pty Limited
BT Portfolio Services Limited	Westpac Digital Partnerships Pty Ltd
eQR Securities Pty. Limited	Westpac Financial Services Limited
GIS Private Nominees Pty Limited	Westpac General Insurance Limited
Hastings Funds Management Pty Limited	Westpac General Insurance Services Limited
Magnitude Group Pty Limited	Westpac Lenders Mortgage Insurance Limited
Pendal Long Term Income Fund	Westpac Life Insurance Services Limited
Pendal Short Term Income Fund	Westpac Life-NZ-Limited
Planwise AU Pty Ltd	Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Reinventure Fund II I.L.P	Westpac Nominees-NZ-Limited
Reinventure Fund III I.L.P	Westpac RE Limited
Reinventure Fund, I.L.P.	Westpac Securities Administration Limited
Reinventure Special Purpose Investment Unit Trust	Westpac Superannuation Nominees-NZ-Limited
Securitor Financial Group Limited

94 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report Appendix III | Level 3 entities’ assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2020		Liabilities
$m	Total Assets	(excluding equity)
a) Securitisation
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	1	1
Waratah Securities Australia Limited	-	-

b) Insurance, funds management and other
Advance Asset Management Limited	57	29
Asgard Capital Management Limited	36	7
Asgard Wealth Solutions Limited	22	4
BT Funds Management (NZ) Limited	70	22
BT Funds Management Limited	341	270
BT Funds Management No.2 Limited	10	1
BT Portfolio Services Limited	79	14
eQR Securities Pty. Limited	-	-
GIS Private Nominees Pty Limited	6	1
Hastings Funds Management Pty Limited	-	-
Magnitude Group Pty Limited	4	-
Pendal Long Term Income Fund	438	438
Pendal Short Term Income Fund	428	428
Planwise AU Pty Ltd	13	5
Reinventure Fund II I.L.P	30	-
Reinventure Fund III I.L.P	16	-
Reinventure Fund, I.L.P.	98	7
Reinventure Special Purpose Investment Unit Trust	18	-
Securitor Financial Group Limited	4	-
St.George Life Pty Limited	-	-
Westpac Custodian Nominees Pty Limited	-	-
Westpac Databank Pty Limited	-	-
Westpac Digital Partnerships Pty Ltd	42	17
Westpac Financial Services Limited	20	8
Westpac General Insurance Limited	880	739
Westpac General Insurance Services Limited	64	6
Westpac Lenders Mortgage Insurance Limited	1,007	727
Westpac Life Insurance Services Limited	3,945	2,278
Westpac Life-NZ-Limited	219	(41)
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	8	1
Westpac Securities Administration Limited	13	6
Westpac Superannuation Nominees-NZ-Limited	-	-

Westpac Group March 2020 Pillar 3 report | 95

Pillar 3 report Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	31 March	30 September	31 March
$m	2020	2019	2019
Provisions associated with eligible portfolios
Total provisions for impairment charges	5,791	3,924	3,997
plus general reserve for credit losses adjustment	-	-	-
plus provisions associated with partial write-offs	41	41	94
less ineligible provisions[1]	(129)	(89)	(79)
Total eligible provisions	5,703	3,876	4,012
Regulatory expected downturn loss	5,540	4,982	5,160
(Excess)/shortfall in eligible provisions compared to regulatory expected downturn loss	163	(1,106)	(1,148)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	-	(1,106)	(1,148)

[1]	Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
2	Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 31 March 2020, there was no excess of eligible provisions compared to regulatory expected loss for defaulted exposures (30 September 2019: nil).

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Pillar 3 report
Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●	Capital instruments under Attachment B of APS330; and

●	The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	86
Paragraph 13		Level 3 entities’ assets and liabilities	96
Paragraph 49		Summary leverage ratio	21

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	89

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	19
	(f)	Westpac’s capital adequacy ratios	18
		Capital adequacy ratios of major subsidiary banks	18

Table 4: Credit risk	(a)	Exposure at Default by major type	33
	(b)	Impaired and past due loans by portfolio	40
	(c)	General reserve for credit losses	30
Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	66
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	67
		Trading book summary of on and off-balance sheet securitisation by exposure type	70

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	19
	(g)	Westpac’s capital adequacy ratios	18
		Capital adequacy ratios of major subsidiary banks	18
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	33
	(c)	Exposure at Default by geography	38
	(d)	Exposure at Default by industry classification	35
	(e)	Exposure at Default by residual contractual maturity	39
	(f)	Impaired and past due loans by industry classification	41
	(g)	Impaired and past due loans by geography	42
	(h)	Movement in provisions for impairment charges	31
	(h)	Loan impairment provisions	30
	(i)	Exposure at Default by measurement method	34
	(j)	General reserve for credit losses	30
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	43
		Property finance	44
		Project finance	45

1  http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group March 2020 Pillar 3 report | 97

Pillar 3 report
Appendix V | APS330 quantitative requirements

98 | Westpac Group March 2020 Pillar 3 report

Pillar 3 report
Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	73
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	74
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	81
	(d) to (e)	Gains/losses	81
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	77
	(b)	Capital requirement	77

Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	21
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	22

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	83
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	84

Attachment G2
Table 21: Remuneration disclosure requirements	(g)	Governance structure	NA
	(h)	Quantitative Disclosures	NA
	(i)	Deferred remuneration	NA
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	NA

1 Equity exposures are not risk weighted at Level 2.

2 Remuneration disclosure is an annual reporting requirement under APS330.

Westpac Group March 2020 Pillar 3 report | 99

Pillar 3 report Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital	Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.
Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS compound annual growth rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default	A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:
● the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and
● the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

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Pillar 3 report Glossary

Term	Description
Defaulted not impaired

Includes facilities where:

●     contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or

●      an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

●       the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Double default rules	Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.
Exposure at default (EAD)	EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default.
Extended licensed entity (ELE)	An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External credit assessment institution (ECAI)	ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).
Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired exposures

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

●     facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

●      non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

●       restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

●       other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

●     any other facilities where the full collection of interest and principal is in doubt.

Westpac Group March 2020 Pillar 3 report | 101

Pillar 3 report Glossary

Term	Description
Industry	Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.
Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.
Internal ratings-based approach (IRB & Advanced IRB)	These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.
Leverage ratio	The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.
Liquidity coverage ratio (LCR)	An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.
Loss given default (LGD)	The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.
Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Net Stable Funding Ratio (NSFR)	The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.
Off-balance sheet exposure	Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure.

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Pillar 3 report Glossary

Term	Description
On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac's balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Resecuritisation	A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;
Risk weighted assets (RWA)	Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.
Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)	APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”
Sponsor	An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.
Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR (SVaR)	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach	Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.
Supervisory Formula Approach (SFA)	The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements
Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital.

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Pillar 3 report Glossary

Term	Description
Trading book	Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.
Value at risk (VaR)	VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 March 2020	30 September 2019	31 March 2019
USD	0.6191	0.6755	0.7092
GBP	0.5017	0.5493	0.5425
NZD	1.0264	1.0791	1.0439
EUR	0.5620	0.6176	0.6313

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Pillar 3 report
Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●	the effect of the global COVID-19 pandemic, which has had, and is expected to continue to have, a negative impact on our business and global economic conditions, adversely affect a wide-range of Westpac's customers, create increased volatility in financial markets and may result in increased impairments, defaults and write-offs;

●	disruptions to our business and operations and to the business and operations of key suppliers, third party contractors and customers connected with the COVID-19 pandemic;

●	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●	regulatory investigations, reviews, and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

●	internal and external events which may adversely impact Westpac's reputation;

●	information security breaches, including cyberattacks;

●	reliability and security of Westpac's technology and risks associated with changes to technology systems;

●	the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●	market volatility, including uncertain conditions in funding, equity and asset markets;

●	adverse asset, credit or capital market conditions;

●	an increase in defaults in credit exposures because of a deterioration in economic conditions;

●	the conduct, behaviour or practices of Westpac or its staff;

●	changes to Westpac's credit ratings or to the methodology used by credit rating agencies;

●	levels of inflation, interest rates (including low or negative rates), exchange rates and market and monetary fluctuations;

●	market liquidity and investor confidence;

●	changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries (including as a result of tariffs and protectionist trade measures) in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●	the effects of competition, including from established providers of financial services and from non-financial service entities in the geographic and business areas in which Westpac conducts its operations;

●	the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●	the effectiveness of Westpac's risk management policies, including internal processes, systems and employees;

●	the incidence or severity of Westpac-insured events;

●	the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●	changes to the value of Westpac's intangible assets;

●	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●	the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and

●	various other factors beyond Westpac's control.

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Pillar 3 report
Disclosure regarding forward-looking statements

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac refer to ‘Risk factors’ in Westpac’s 2020 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

106 | Westpac Group March 2020 Pillar 3 report